Exhibit 10.3

CONTRIBUTION AGREEMENT

among

WESPAC ENERGY LLC,

KEALINE HOLDINGS LLC and

PRIMORIS SERVICES CORPORATION

and

WESPAC MIDSTREAM LLC,

HIGHSTAR WESPAC MAIN INTERCO LLC and

HIGHSTAR WESPAC PRISM/IV-A INTERCO LLC

Dated as of September 30, 2013

i

Permits	28
Project Milestones	29
No Other Representations	29

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY ISSUER AND THE HIGHSTAR ENTITIES	29

Organization; Power and Authority	29
No Violation	30
Consents and Approvals	30
Litigation	30
Compliance with Laws	30
Capitalization	31
Issuance of Kealine-Primoris Class A Units	31
Status	31
No Broker Fees	32
Investment Representations and Warranties	32
Financial Capability	33
Financial Statements	33
No Other Representations	33

ARTICLE VI ADDITIONAL AGREEMENTS	33

Regulatory Matters Agreement	33
Additional Agreements	33
Tax Matters	34
Non-Competition and Non-Solicitation	36
SK Tank Farm Project	37
WesPac Marks	38
Termination of Services Agreement	38

ARTICLE VII INDEMNIFICATION	39

Assumed Liabilities and Retained Liabilities	39
Indemnification Obligations	40
Limitations of Liability	41
Third Party Claims Procedure	43
Survival	44
Exclusive Remedies	44
Limited Duty to Mitigate	45
Tax Treatment	45

ARTICLE VIII GENERAL PROVISIONS	45

Expenses	45
Notices	45
Counterparts and Effectiveness	46
Future Actions	47

ii

Applicable Law; Jurisdiction	47
Enforcement of Agreement	48
Invalidity	48
Entire Agreement and Construction	48
Amendment	49
Extension; Waiver	49
Assignment; Third Party Beneficiaries	49
Interpretation	49
Press Releases	49
Records	49

EXHIBITS

Exhibit A	Business and Projects
Exhibit B	Knowledge of Sellers
Exhibit C	Form of Assignment

SELLERS’ DISCLOSURE SCHEDULE

Section 1.1(b)	Excluded Project Assets
Section 4.3	Consents and Approvals
Section 4.7(a)	Material Contracts
Section 4.7(b)	Letters of Intent
Section 4.7(c)	Drafts of Material Contracts
Section 4.8	Material Adverse Event
Section 4.10	Undisclosed Liabilities
Section 4.11	Insurance
Section 4.13	Capitalization
Section 4.15	Transactions with Affiliates
Section 4.16(a)	Real Property
Section 4.19	Intellectual Property
Section 4.21	Labor Matters
Section 4.24	Bank Accounts
Section 4.25	Credit Enhancements
Section 4.26(a)	Permits
Section 4.26(b)	Permit Applications
Section 4.26(c)	Permit Exceptions
Section 4.27	Project Milestones
Section 7.1(a)(i)	Certain Assumed Liabilities

HIGHSTAR DISCLOSURE SCHEDULE

Section 5.3	Consents and Approvals
Section 5.4	Litigation
Section 5.6	Capitalization
Section 5.12	Financial Statements

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of September 30, 2013 (this “Agreement”), is between WESPAC ENERGY LLC, a Nevada limited liability company (the “Contributor”), KEALINE HOLDINGS LLC, a Nevada limited liability company (“Kealine”), PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Primoris” and, together with the Contributor and Kealine, the “Sellers”) and WESPAC MIDSTREAM LLC, a Delaware limited liability company (the “Company Issuer”), and HIGHSTAR WESPAC MAIN INTERCO LLC, a Delaware limited liability company (“Highstar Main”), and HIGHSTAR WESPAC PRISM/IV-A INTERCO LLC, a Delaware limited liability company (together with Highstar Main, the “Highstar Entities”).  Each of the Contributor, Primoris, Kealine, the Company Issuer, and the Highstar Entities is sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, Primoris and Kealine collectively own 100.0% of the Equity Interests of the Contributor;

WHEREAS, as of the date hereof, the Highstar Entities collectively own 100.0% of the Equity Interests of the Company Issuer, and the Company Issuer holds or is about to receive cash in an amount equal to $8,103,936.90;

WHEREAS, the membership interests of the Company Issuer are divided into two classes: Class A Units and Class B Units, each having the relative rights and preferences set forth in the Company Issuer LLC Agreement (as defined below);

WHEREAS, the Class A Units are further divided into three series: Series A-1 Units, Series A-2 Units and Series A-3 Units, each having the relative rights and preferences set forth in the Company Issuer LLC Agreement; and

WHEREAS, the Parties have agreed that, pursuant to the terms of this Agreement, the Contributor will contribute (a) all of the Project Assets to the Company Issuer, (b) 25.0% of the Equity Interests and a 15.0% carried interest, as more particularly described in the Pittsburg LLC Agreement (together, the “Pittsburg LLC Interests”) of WesPac Energy — Pittsburg LLC, a Delaware limited liability company (“Pittsburg LLC”), to the Company Issuer and (c) 100.0% of the Equity Interests (the “Port Arthur LLC Interests”) of WesPac Port Arthur LLC, a Delaware limited liability company (“Port Arthur LLC”), to the Company Issuer and, as consideration for such contributions, the Company Issuer will (i) issue to each of Primoris and Kealine (A) 25.0% of the Series A-1 Units of the Company Issuer, (B) 25.0% of the Series A-2 Units of the Company Issuer and (C) 7.5% of the Series A-3 Units of the Company Issuer (collectively, the “Kealine-Primoris Class A Units”), and (ii) distribute to the Contributor an amount in cash of $6,081,426.90 (the “Company Distribution”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreement contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1                                   Defined Terms.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Affiliate” means, when used with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.  For the purposes of this definition, the terms “control, controlling, controlled by, or under common control” mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or by contract) of a Person; provided, however, that for purposes of this Agreement, Pittsburg LLC shall be deemed an Affiliate of the Contributor, Kealine, and Primoris.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignment” has the meaning set forth in Section 3.2(a)(i).

“Assumed Liabilities” has the meaning set forth in Section 7.1(a).

“Business” means the development, ownership, operation, maintenance, expansion, construction, commissioning and decommissioning of, and acquisition of, crude oil, natural gas, refined products and natural gas liquids and liquefied natural gas storage and transportation facilities and processing and treating facilities, including the projects described on Exhibit A, the marketing of crude oil, natural gas, liquefied natural gas, refined products, natural gas liquids and other hydrocarbons in connection therewith and all other acts or activities incidental or related to any of the foregoing.

“Business Assets” means, collectively, the Project Assets, the Pittsburg Assets and the Port Arthur Assets.

“Business Day” means a day other than a Saturday or a Sunday, on which commercial banks are authorized to be open for business with the public in New York, New York.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and any comparable successor statute or statutes.

“Commercial Close” means, in reference to the Port Arthur Project, the full execution and delivery of a commercial contract between Port Arthur LLC and a counterparty that obligates Port Arthur LLC, subject to normal and customary conditions, to construct and operate for the use or benefit of the counterparty an oil, refined products or liquid natural gas loading and unloading facility, or other terminaling facilities, at or near the Port of Port Arthur, in Port Arthur, Texas, in exchange for which the counterparty agrees to provide Port Arthur LLC with a revenue stream sufficient to induce Port Arthur LLC to enter into the contract and commit to the construction and operation of the Port Arthur Project, as more specifically described in Exhibit F to the Company Issuer LLC Agreement.  Additionally for Commercial Close the Port Arthur LLC will (a) have obtained the full execution and delivery of site control, or site control options, or other land use agreements between Port Arthur LLC and the Port of Port Arthur to give Port Arthur LLC the right to construct and operate the Port Arthur Project on the applicable property, (b) have made sufficient progress toward receiving such material permits and easements (in the reasonable judgment of the Board) necessary to begin ordering long-lead items, and (c) have construction estimates and quotes from contractors or suppliers that provide sufficient support that (in the reasonable judgment of the Board) a construction contract can be achieved to provide necessary economics.  “Commercial Close” means, in reference to the Pittsburg Project, the full execution and delivery of a commercial contract between Pittsburg LLC and a counterparty that obligates Pittsburg LLC, subject to normal and customary conditions, to construct and operate Phase 1 of the Pittsburg Project for the use or benefit of the counterparty, in exchange for which the counterparty agrees to provide Pittsburg LLC with a revenue stream sufficient to induce Pittsburg LLC to enter into the contract and commit to the construction and operation of Phase 1 of the Pittsburg Project, as more specifically described in Exhibit E (under the subheading “For Purposes of Definition of ‘Commercial Operation’”) to the Company Issuer LLC Agreement.  Additionally, for Commercial Close, Pittsburg LLC will (a) have obtained the full execution and delivery of site control, or site control options, or other land use agreements between Pittsburg LLC and all pertinent counterparties sufficient to give Pittsburg LLC the right to construct and operate the Phase 1 of the Pittsburg Project on the applicable property, (b) have made sufficient progress toward receiving such material permits and easements (in the reasonable judgment of the Board) necessary to begin ordering long-lead items, and (c) have construction estimates and quotes from contractors or suppliers for Phase 1 of the Pittsburg Project that provide sufficient support that (in the reasonable judgment of the Board) a construction contract can be achieved to provide necessary economics.

“Commercial Operation” means, in reference to either the Port Arthur Project or the Pittsburg Project, the commencement of revenue generating operation of the facilities that constitute such project in full compliance with all required permits and applicable Law and the applicable commercial contracts and agreements relating to such project; provided, however, that in order for the Pittsburg Project to be deemed to have reached Commercial Operation, it must satisfy the requirements set forth in Exhibit E to the Company Issuer LLC Agreement under the subheading “For Purposes of Definition of ‘Commercial Operation’.”  Notwithstanding the specific definitions in Exhibit E and F to the Company Issuer LLC Agreement, if either the Port Arthur Project or Pittsburg Project achieves financial value that is materially similar to what is described in those Exhibits by a different means without any material diminution in risk profile or financeability (e.g., expansions or modifications that yield equal or greater EBITDA with the same level of legal certainty and creditworthiness), then Commercial Operation shall be deemed to have occurred with respect to such project.

“Company Allocation” has the meaning set forth in Section 6.3(b).

“Company Distribution” has the meaning set forth in the Recitals.

“Company Issuer” has the meaning set forth in the Recitals.

“Company Issuer LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company Issuer.

“Competing Opportunity” has the meaning set forth in Section 6.4(a)(i).

“Consent” has the meaning set forth in Section 4.3.

“Contracts” means contracts, leases of personal property, licenses, royalty agreements, joint venture agreements, instruments, security interests, purchase and sale orders and other similar binding arrangements and other agreements, whether written or oral, that are in effect as of the date of this Agreement (or with respect to which any Person has continuing liability, contingent or otherwise, as of the date of this Agreement).

“Contribution Documents” means this Agreement, the Company Issuer LLC Agreement, the Operating Services Agreement and any other documents relevant hereto and thereto.

“Contributor” has the meaning set forth in the preamble of this Agreement.

“Contributor Entities” means the Contributor, the Subsidiaries of the Contributor and Pittsburg LLC.

“Contributor Financial Statements” means the consolidated balance sheets and related statements of income and cash flows of the Contributor as, at and for the years ended December 31, 2011 and December 31, 2012, in each case including the notes thereto.

“Contributor Indemnitees” has the meaning set forth in Section 7.2(b).

“Contributor Taxes” means any and all Taxes imposed on the Contributor Entities or for which the Contributor Entities may otherwise be liable (a) attributable to any Pre-Closing Taxable Period; (b) resulting from a breach of the covenants set forth in Section 6.3; or (c) as a result of being a member, prior to the Closing, of any affiliated, consolidated, combined, unitary or similar group for Tax purposes by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law.  The portion, if any, of any Taxes due with respect to a Straddle Period that is attributable to the Pre-Closing Taxable Period is in the case of any Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal to the amount that would be payable as determined by an interim closing of the books if the relevant Straddle Period ended on and included the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the remainder of such Straddle Period in proportion to the number of days in each period; provided further that any franchise Tax or other Tax providing the right to do business shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.  In the case of any other Taxes due with respect to a Straddle Period, the portion, if any, of such Taxes that is attributable to the Pre-Closing Taxable Period shall be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period up to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

“Covered Claim” has the meaning set forth in Section 8.5(b).

“Encumbrance” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, other than those arising under the Securities Act or applicable state securities or blue sky Laws.

“Environmental Law” means all foreign, federal, state and local Laws relating to pollution or protection of the environment or human health, including Laws relating to Releases or threatened Releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all Laws relating to endangered or threatened species and the protection, management or use of natural resources.

“Environmental Permits” means any Permit required under, or issued by a Governmental Authority pursuant to, any Environmental Law.

“Equity Interests” means (a)(i) with respect to a limited liability company, any and all shares, interests, participations or other equivalents (however designated) of membership interests of a limited liability company, (ii) with respect to a partnership, any and all partnership interests, units, interests, participations shares or other equivalents (however designated) of partnership interests and (iii) with respect to a corporation, any and all capital stock, shares and other equivalents (however designated) of equity interests and (b) securities convertible into or exchangeable for any of the foregoing, and any and all warrants, rights or options to purchase, or obligations of a Person to sell, any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Business Assets” means (a) any claims for and rights to receive refunds, credits, and loss carryforwards with respect to Taxes and Tax periods for which the Contributor is liable under Section 6.3 and Taxes and Tax loss carryforwards relating to the Business or Business Assets attributable to the period ending on or prior to the Closing Date; (b) any claims, causes of action or rights of the Contributor to receive indemnification, reimbursement, contributions, damages or other payments from Kealine, Primoris or their Affiliates owing to the Contributor; (c) the rights of the Contributor, Kealine and Primoris, respectively, under or pursuant to this Agreement and the other agreements and documents executed and delivered in connection herewith; (d) capital stock, membership interests or other equity interests in the Contributor; (e) any Equity Interests issued to the Contributor pursuant to the terms of this Agreement; (f) the Contributor’s Organizational Documents; (g) the projects and Equity Interests in Subsidiaries holding such projects identified on Section 1.1(b) of the Sellers’ Disclosure Schedule; and (h) cash and cash equivalents of the Contributor.

“Existing Title Policies” has the meaning set forth in Section 4.16(b).

“Final Pittsburg Premium” has the meaning set forth in Section 2.2(a)(ii).

“Final Port Arthur Premium” has the meaning set forth in Section 2.2(b)(iii).

“Fundamental Representations” has the meaning set forth in Section 7.3(b).

“GAAP” means United States generally accepted accounting principles, consistently applied with the applicable party’s past practices.

“Governmental Authority” means any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to Law.

“Hazardous Substances” means any chemicals, materials or substances, whether solid, liquid or gaseous, that is listed, regulated, classified, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law, and shall include petroleum hydrocarbons, petroleum products, oil and natural gas exploration and production wastes, natural gas liquids, condensate, natural gas, naturally occurring radioactive materials or any other substance or waste regulated under or for which liability or standards of care are imposed by Environmental Laws.

“Highstar Disclosure Schedule” means the disclosure schedules delivered by the Company Issuer and the Highstar Entities in connection with the execution of this Agreement.

“Highstar Entities” has the meaning set forth in the preamble to this Agreement.

“Highstar Main” has the meaning set forth in the preamble to this Agreement.

“Highstar Financial Statements” means the consolidated statements of financial condition and related statements of income and cash flows of Highstar Capital IV, L.P. and its Subsidiaries, Highstar Capital IV-A, L.P. and its Subsidiaries and Highstar Capital IV Prism, L.P. and its Subsidiaries, in each case, as, at and for the year ended December 31, 2012 and including the notes thereto.

“Indebtedness” means, with respect to any Person, the aggregate amount (without duplication including the current portions thereof) of all (a) indebtedness for money borrowed from any Person, purchase money obligations, capitalized lease obligations, obligations to pay deferred purchase price of assets, services or securities and reimbursement obligations for letters of credit or similar instruments that have been drawn, in each case of such Person (provided that the foregoing shall not include trade accounts payable and other accrued current liabilities, in each case, arising in the ordinary course), (b) indebtedness of the type described in clause (a) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks and other similar instruments in the ordinary course of business, (c) interest expense accrued but unpaid on or relating to any of such indebtedness, and (d) prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness.

“Indemnifiable Loss” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(c).

“Indemnitee” has the meaning set forth in Section 7.3(c).

“Independent Accountant” has the meaning set forth in Section 6.3(b).

“Initial Pittsburg Premium” has the meaning set forth in Section 2.2(a)(i).

“Initial Port Arthur Premium” has the meaning set forth in Section 2.2(b)(i).

“Insurance Policies” has the meaning set forth in Section 4.11.

“Intellectual Property” has the meaning set forth in Section 4.19.

“Investing Seller” has the meaning set forth in Section 4.12(a).

“Issuer Indemnitees” has the meaning set forth in Section 7.2(a).

“Knowledge” means, with respect to any Party, the knowledge of the individuals listed in Exhibit B, in each case after reasonable inquiry.  For purposes of the definition of “Knowledge,” “reasonable inquiry” by any Person with respect to any fact, event, circumstance or condition means such Person’s making inquiries of each of the following, but only to the extent that such Person would reasonably expect any of the following to have actual knowledge regarding the relevant fact, event, circumstance or condition: (a) the officers, directors and managers of the Company or any of its Subsidiaries, (b) any employees of the Company or any of its Subsidiaries reporting directly to the officers of the Company or (c) the Company’s accountants or legal counsel.

“Law” means any supernational, regional, federal, state, local or foreign law, statute, code, ordinance, rule, judgment, writ, injunction, regulation, order or decree.

“Leased Real Property” has the meaning set forth in Section 4.16(a).

“Letters of Intent” has the meaning set forth in Section 4.7(b).

“Liability Cap” has the meaning set forth in Section 7.3(b).

“Loss Basket” has the meaning set forth in Section 7.3(a).

“Kealine” has the meaning set forth in the preamble of this Agreement.

“Kealine-Primoris Class A Units” has the meaning set forth in the Recitals.

“Material Adverse Event” means with respect to any Party, (a) any event that has a material adverse effect on the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole; provided, however, that none of the following changes, effects, developments, circumstances or conditions shall be taken into account for purposes of determining whether or not a Material Adverse Event has occurred: (i) any change in applicable Law or in the interpretation of any applicable Law by any Governmental Authority, (ii) any change in GAAP, (iii) any circumstances or conditions generally affecting the industry in which such Party is engaged (iv) general economic, political or market conditions in the United States, (v) natural disasters that affect any real property owned by the Contributor Entities, (vi) the announcement of the transactions contemplated in this Agreement (except this clause (vi) shall not be applicable with respect to the representations set forth in Section 4.2, Section 4.26(a) (last sentence only) or Section 5.2), or (vii) unknown geological fault lines that affect any real property owned by the Contributor Entities, except in the cases of clauses (i) through (vii), to the extent disproportionately affecting the business, financial condition or results of operations of such Party as compared with other Persons engaging in any business of the type described in the definition of “Business”; or (b) any event that materially impairs the ability of such Party to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.7.

“Non-Compete Party” means each of Kealine, David Smith and the Contributor.

“Non-Compete Term” means the earlier of (x) the fifth anniversary of the date of this Agreement and (y) the last day that David Smith is employed by or an owner, directly or indirectly through any holding companies or otherwise, of any equity interest in any of Services Provider or Company Issuer and, in each case, for a period of two years thereafter.

“Operating Services Agreement” means that certain Operating and Development Services Agreement to be entered into on the Closing Date between the Company Issuer and Kealine for the day-to-day management of the Company Issuer.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of formation and regulations or company agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general or limited liability partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 4.16(a).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Per Claim Threshold” has the meaning set forth in Section 7.2(b).

“Permits” means any permit, license, approval and similar authorization given by or required from any Governmental Authority.

“Permitted Encumbrance” means Encumbrances for:

(a)                                 Current Taxes not yet due and payable or not yet delinquent;

(b)                                 Mechanics’, materialmen’s, carriers’, workers’, repairers’, maritime and statutory liens and rights in rem and other similar Encumbrances arising or incurred in the ordinary and usual course of business for amounts that are not yet delinquent and would not materially impair the continued use or operation of any portion of the Business;

(c)                                  Inchoate liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of the Contributor Entities’ properties or the operation of the Business, if payment of the obligation secured thereby is not yet delinquent;

(d)                                 Liens for assessments, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet delinquent;

(e)                                  Easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with the operation or use of the Contributor Entities’ assets, including the Business Assets, affected thereby;

(f)                                   Conventional provisions contained in any contracts or agreements affecting properties under which the applicable Contributor Entity is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;

(g)                                  Pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), statutory obligations, surety bonds, performance bonds, completion bonds and other obligations of a like kind that do not materially interfere with, impair or impede the Business as currently conducted or contemplated to be conducted; and

(h)                                 Any liens consisting of (i) statutory landlord’s liens under leases to which any Contributor Entity is a party or other liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (ii) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company Issuer, or to limit the use of such property in any manner which does not materially impair the use of such property for the purposes for which it is held by the Company Issuer, (iii) obligations or duties to any Governmental Authority with respect to any Governmental Authorization and the rights reserved or vested in any Governmental Authority to terminate any such Governmental Authorization or to condemn or expropriate any property, or (iv) zoning or other land use or environmental laws and ordinances of any Governmental Authority.

“Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

“Pittsburg Allocation” has the meaning set forth in Section 6.3(b).

“Pittsburg Assets” means, to the extent applicable to Pittsburg LLC, less and except for the Excluded Business Assets:

(a)                                 any Equity Interests owned or held by Pittsburg LLC;

(b)                                 the Tangible Personal Property owned or held by Pittsburg LLC;

(c)                                  all Contracts relating to the Business to which Pittsburg LLC is a party or with respect to which Pittsburg LLC is a beneficiary;

(d)                                 the Intellectual Property owned by Pittsburg LLC and all rights associated therewith;

(e)                                  all of the Records that are owned by and in the possession or control of Pittsburg LLC;

(f)                                   accounts receivable and other current assets of Pittsburg LLC other than cash and cash equivalents; the Subsidiary Equity Interests and any other Equity Interests owned, directly or indirectly, by Pittsburg LLC; and notes receivable and other financial instruments owned by Pittsburg LLC;

(g)                                  the goodwill of the Business attributable to Pittsburg LLC; and

(h)                                 all Permits held by Pittsburg LLC, including all rights, entitlements to environmental credits, pollution credits or emissions credits of any sort, whether banked, registered, perfected or unperfected, vested or unvested, known or unknown as of the date hereof.

“Pittsburg Financial Statements” means the balance sheets and related statements of income and cash flows of Pittsburg LLC as, at and for the years ended December 31, 2011 and December 31, 2012, in each case including the notes thereto.

“Pittsburg LLC” has the meaning set forth in the Recitals.

“Pittsburg LLC Agreement” means the Operating Agreement of WesPac Energy-Pittsburg LLC, effective as of the 22nd day of July, 2011.

“Pittsburg LLC Interests” has the meaning set forth in the Recitals.

“Pittsburg Project” has the meaning set forth in the Company Issuer LLC Agreement.

“Port Arthur Allocation” has the meaning set forth in Section 6.3(b).

“Port Arthur Assets” means, to the extent applicable to Port Arthur LLC, less and except for the Excluded Business Assets:

(a)                                 any Equity Interests owned or held by Port Arthur LLC;

(b)                                 the Tangible Personal Property owned or held by Port Arthur LLC;

(c)                                  all Contracts relating to the Business to which Port Arthur LLC is a party or with respect to which Port Arthur LLC is a beneficiary;

(d)                                 the Intellectual Property owned by Port Arthur LLC and all rights associated therewith;

(e)                                  all of the Records that are owned by and in the possession or control of Port Arthur LLC;

(f)                                   accounts receivable and other current assets of Port Arthur LLC other than cash and cash equivalents; the Subsidiary Equity Interests and any other Equity Interests owned, directly or indirectly, by Port Arthur LLC; and notes receivable and other financial instruments owned by Port Arthur LLC;

(g)                                  the goodwill of the Business attributable to Port Arthur LLC; and

(h)                                 all Permits held by Port Arthur LLC, including all rights, entitlements to environmental credits, pollution credits or emissions credits of any sort, whether banked, registered, perfected or unperfected, vested or unvested, known or unknown as of the date hereof.

“Port Arthur LLC” has the meaning set forth in the Recitals.

“Port Arthur LLC Interests” has the meaning set forth in the Recitals.

“Port Arthur Project” has the meaning set forth in the Company Issuer LLC Agreement.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date and that portion of any Straddle Period up to and including the Closing Date.

“Primoris” has the meaning set forth in the preamble of this Agreement.

“Project Assets” means, less and except for the Excluded Business Assets:

(a)                                 the Tangible Personal Property owned or held by any Contributor Entity (other than Pittsburg LLC and Port Arthur LLC);

(b)                                 all Contracts relating to the Business to which any Contributor Entity (other than Pittsburg LLC and Port Arthur LLC) is a party or with respect to which any Contributor Entity (other than Pittsburg LLC and Port Arthur LLC) is a beneficiary;

(c)                                  the Intellectual Property owned by any Contributor Entity (other than Pittsburg LLC and Port Arthur LLC) and all rights associated therewith;

(d)                                 all of the Records that are owned by and in the possession or control of the Contributor Entities (other than Pittsburg LLC and Port Arthur LLC);

(e)                                  accounts receivable and other current assets of the Contributor other than cash and cash equivalents; the Subsidiary Equity Interests and any other Equity Interests owned, directly or indirectly, by the Contributor; and notes receivable and other financial instruments owned by any Contributor Entity (other than Pittsburg LLC and Port Arthur LLC);

(f)                                   the goodwill of the Business; and

(g)                                  all Permits held by any Contributor Entity (other than Pittsburg LLC and Port Arthur LLC), including all rights, entitlements to environmental credits, pollution credits or emissions credits of any sort, whether banked, registered, perfected or unperfected, vested or unvested, known or unknown as of the date hereof.

“Project Gantt Charts” has the meaning set forth in Section 4.27.

“Purchase Price Allocations” has the meaning set forth in Section 6.3(b).

“Real Property” has the meaning set forth in Section 4.16(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, or migration of Hazardous Substances into or through air, surface water, groundwater, sediments, land, soils, or surface or subsurface strata.

“Retained Liabilities” has the meaning set forth in Section 7.1(b).

“Records” means all of the following that are owned by and in the possession or control of the Contributor Entities: (a) financial, accounting and operating data, including customer lists; contact information and files; sales and promotional data, including sales and marketing contact information; advertising materials; credit information; cost and pricing information; vendor, supplier and distributor lists; and contact information, (b) agreements (including contracts in draft form), term sheets, project timelines, memoranda, and similar documents relating to the Business and (c) except for books, records and information relating to Taxes and Tax periods for which the Sellers are liable under Section 6.3, other books, records and information of the Sellers relating to the Business Assets or the Business.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Disclosure Schedule” means the disclosure schedules delivered by Sellers in connection with the execution of this Agreement.

“Series A-1 Units” has the meaning set forth in the Company Issuer LLC Agreement.

“Series A-2 Units” has the meaning set forth in the Company Issuer LLC Agreement.

“Series A-3 Units” has the meaning set forth in the Company Issuer LLC Agreement.

“Services Provider” has the meaning set forth in the Company Issuer LLC Agreement.

“SK” has the meaning set forth in Section 6.5.

“SK JDA” has the meaning set forth in Section 6.5.

“SK Tank Farm Project” means the new refined products tank farm to be situated near the Port of Long Beach or the Port of Los Angeles for marine and pipeline deliveries and receipts.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any specified Person, any corporation, limited liability company, association, partnership or other business entity (a) that is controlled by such Person and (b) the outstanding equity securities of which are entitled to more than 50.0% of the distributions.

“Subsidiary Equity Interests” has the meaning set forth in Section 4.13(b).

“Tangible Personal Property” means all capital equipment, together with all other machinery, equipment, vehicles, leasehold improvements, furniture and fixtures, office equipment, supplies, inventory and other tangible personal property owned, held or used by any Contributor Entity in connection with the conduct of the Business.

“Tax” or “Taxes” means, however denominated, any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, transfer taxes, inventory, escheats, unclaimed property, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and taxes arising under Treasury Regulation Section 1.1502-6 (or any comparable state or local Law) as a transferee or successor, by contract, or otherwise), together with any interest thereon, penalties, fines, additions to tax or additional amounts with respect thereto, imposed by any Tax Authority.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Claim” has the meaning set forth in Section 6.3(f).

“Tax Proceeding” has the meaning set forth in Section 4.9(d).

“Tax Return(s)” means any report, return, document, declaration or other information or filing (including any amendments, elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any federal, state or local Tax Authority or jurisdiction with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes any Contributor Entity, any documents supplied with respect to or accompanying payments of estimated Taxes, or supplied with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Transfer Taxes” has the meaning set forth in Section 6.3(e).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Units” has the meaning set forth in the Company Issuer LLC Agreement.

Section 1.2                                   Interpretation.  Unless the context of this Agreement otherwise requires:  (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Clause, Exhibit or Schedule or any subdivision of this Agreement; (d) references to “Article,” “Section,” “Clause,” “Exhibit” or “Schedule” are to the Articles, Sections, Clauses, Exhibits, Sellers’ Disclosure Schedules and Issuer Disclosure Schedules, respectively, of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; and (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it.  Each section of the Sellers’ Disclosure Schedule or Issuer Disclosure Schedule will apply only to the corresponding Section or subsection of this Agreement, unless the relevance of a disclosure on a particular section of the Sellers’ Disclosure Schedule or Issuer Disclosure Schedule to one or more other sections of such disclosure schedule is reasonably apparent from the text of such disclosure.

ARTICLE II
CONTRIBUTIONS

Section 2.1                                   Company Contribution.  Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) the Contributor shall contribute, or cause to be contributed, free and clear of any Encumbrances (other than Permitted Encumbrances), to the Company Issuer the Project Assets, the Pittsburg LLC Interests and the Port Arthur LLC Interests, and (b) in exchange therefor, the Company Issuer shall (i) issue and deliver 50.0% of the Kealine-Primoris Class A Units to Kealine and 50.0% of the Kealine-Primoris Class A Units to Primoris, and (ii) distribute the Company Distribution to the Contributor.

Section 2.2                                   Premium Payments.  As further consideration in exchange for the Project Assets, the Highstar Entities will contribute to the Company Issuer the following payments, subject to the following terms and conditions:

(a)                                 Pittsburg Premium Payment.

(i)                                     In the event the Pittsburg Project reaches Commercial Close, then within 10 Business Days following such date, the Highstar Entities will contribute to the Company Issuer an amount in cash equal to $4.5 million (the “Initial Pittsburg Premium”), and the Highstar Entities shall not receive any additional Units in exchange for such contribution.  Promptly following the contribution of the Initial Pittsburg Premium, the Company Issuer will distribute 50.0% of the Initial Pittsburg Premium to Kealine on account of its Series A-1 Units and 50.0% of the Initial Pittsburg Premium to Primoris on account of its Series A-1 Units.  If the Pittsburg Project does not reach Commercial Close, the Initial Pittsburg Premium will be $0, and the Highstar Entities will have no obligation to contribute or otherwise pay any amounts, including the Final Pittsburg Premium, to Company Issuer, Kealine or Primoris under this Section 2.2(a).

(ii)                                  In the event the Pittsburg Project commences Commercial Operation, then within 10 Business Days following such commencement of Commercial Operation, the Highstar Entities will contribute to the Company Issuer an amount in cash equal to $4.5 million (the “Final Pittsburg Premium”), and the Highstar Entities shall not receive any additional Units in exchange for such contribution.  Promptly following the contribution of the Final Pittsburg Premium, the Company Issuer will distribute 50.0% of the Final Pittsburg Premium to Kealine on account of its Series A-1 Units and 50.0% of the Final Pittsburg Premium to Primoris on account of its Series A-1 Units.  If the Pittsburg Project does not commence Commercial Operation, the Final Pittsburg Premium will be $0, and the Highstar Entities will have no obligation to contribute or otherwise pay any amounts to Company Issuer, Kealine or Primoris under this Section 2.2(a)(ii).

(b)                                 Port Arthur Premium Payment.

(i)                                     In the event the Port Arthur Project reaches Commercial Close on or before January 31, 2014, then within 10 Business Days following such date, the Highstar Entities will contribute to the Company Issuer an amount in cash equal to $4.5 million (the “Initial Port Arthur Premium”), and the Highstar Entities shall not receive any additional Units in exchange for such contribution.  Promptly following the contribution of the Initial Port Arthur Premium, the Company Issuer will distribute 50.0% of the Initial Port Arthur Premium to

Kealine on account of its Series A-2 Units and 50.0% of the Initial Port Arthur Premium to Primoris on account of its Series A-2 Units.

(ii)                                  In the event the Port Arthur Project fails to reach Commercial Close on or before January 31, 2014 but subsequently reaches Commercial Close on or before March 31, 2014, then the Initial Port Arthur Premium will be equal to $3.5 million, and such amount will be distributed in accordance with Section 2.2(b)(i).  In the event the Port Arthur Project fails to reach Commercial Close on or before March 31, 2014 but subsequently reaches Commercial Close on or before June 30, 2014, then the Initial Port Arthur Premium will be equal to $1.5 million, and such amount will be distributed in accordance with Section 2.2(b)(i).  If the Port Arthur Project reaches Commercial Close at any time after June 30, 2014, the Initial Port Arthur Premium will be $0, and the Highstar Entities will have no obligation to contribute or otherwise pay any amounts to Company Issuer, Kealine or Primoris under this Section 2.2(b).

(iii)                               In the event the Port Arthur Project commences Commercial Operation, then within 10 Business Days following such commencement of Commercial Operation, the Highstar Entities will contribute to the Company Issuer an amount in cash equal to the amount of the Initial Port Arthur Premium, as determined under Section 2.2(b) depending on when the Port Arthur Project reached Commercial Close (the “Final Port Arthur Premium”), and the Highstar Entities shall not receive any additional Units in exchange for such contribution.  Promptly following the contribution of the Final Port Arthur Premium, the Company Issuer will distribute 50.0% of the Final Port Arthur Premium to Kealine on account of its Series A-2 Units and 50.0% of the Final Port Arthur Premium to Primoris on account of its Series A-2 Units.  If the Port Arthur Project does not commence Commercial Operation, the Final Port Arthur Premium will be $0, and the Highstar Entities will have no obligation to contribute or otherwise pay any amounts to Company Issuer, Kealine or Primoris under this Section 2.2(b)(iii).

ARTICLE III
CLOSING

Section 3.1                                   Closing.  Subject to the terms of this Agreement, the closing of the Contribution (the “Closing”) will take place at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 6000, Houston, Texas  77002 concurrently with the execution of this Agreement (the “Closing Date”).

Section 3.2                                   Deliveries at Closing.

(a)                                 Sellers.  At the Closing, Sellers shall deliver, or cause to be delivered, to the Highstar Entities:

(i)                                     an executed counterpart, duly signed by the Contributor, of the Assignment and Assumption Agreement, evidencing the assignment of the Project Assets to the Company Issuer, in substantially the form attached as Exhibit C (the “Assignment”);

(ii)                                  executed counterparts, duly signed by Primoris, Kealine and any recipients of Class B Units (such Persons to be recipients at Closing to be determined by mutual agreement of Kealine and the Highstar Entities), of the Company Issuer LLC Agreement;

(iii)                               executed counterparts, duly signed by Kealine, of the Operating Services Agreement;

(iv)                              a copy of the certificates of formation, and any amendments thereto, of the Contributor, each of its Subsidiaries and Pittsburg LLC, in each case, certified by the Secretary of State of the state of such entity’s formation;

(v)                                 a certificate of good standing of the Contributor, each of its Subsidiaries and Pittsburg LLC from the Secretary of State of the state of such entity’s formation dated no earlier than seven Business Days prior to the Closing Date;

(vi)                              duly executed copies of all required consents, if any, listed on Section 4.3 of the Sellers’ Disclosure Schedule; and

(vii)                           a certification of non-foreign status executed by Contributor in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2).

(b)                                 Highstar Entities and the Company Issuer.  At the Closing, the following specified entity shall deliver, or cause to be delivered:

(i)                                     from the Company Issuer, evidence of the issuance of the Kealine-Primoris Class A Units to Kealine and Primoris in form and substance acceptable to the Contributor;

(ii)                                  from the Company Issuer, evidence of the issuance of the Class B Units to the recipients of such Class B Units at Closing;

(iii)                               from the Company Issuer to the Contributor, an executed counterpart, duly signed by the Company Issuer, of the Assignment;

(iv)                              from the Highstar Entities to the Contributor, an executed counterpart, duly signed by the Highstar Entities, of the Company Issuer LLC Agreement;

(v)                                 from the Company Issuer to the Contributor, the Company Distribution by wire transfer of immediately available funds to the account or accounts designated by Sellers;

(vi)                              from the Company Issuer to Kealine, executed counterparts, duly signed by the Company Issuer, of the Operating Services Agreement;

(vii)                           from the Highstar Entities, a copy of the certificate of formation of the Company Issuer and any amendments thereto, certified by the Secretary of State of the State of Delaware;

(viii)                        from the Highstar Entities, certificate of good standing of the Company Issuer  from the Secretary of State of the State of Delaware dated no earlier than seven Business Days prior to the Closing Date; and

(ix)                              from the Highstar Entities, duly executed copies of all required consents, if any, listed in Section 5.3 of the Highstar Disclosure Schedule.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding section of the Sellers’ Disclosure Schedule delivered concurrently with the execution of this Agreement by Sellers to the Company Issuer, and the Highstar Entities, but subject to Section 1.2, each Seller hereby severally represents and warrants to the Company Issuer and the Highstar Entities as follows:

Section 4.1                                   Organization; Power and Authority.

(a)                                 Such Seller (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so organized or formed, (ii) has full corporate, partnership or limited liability company power and authority to carry on its business as it is now being conducted and (iii) where appropriate, is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to materially and adversely affect its ability to execute, deliver and perform its obligations under the Contribution Documents to which it is a party.

(b)                                 Such Seller has full authority to execute, deliver and perform its obligations under this Agreement and each other Contribution Document to which it is a party, and to carry out the transactions contemplated hereby and thereby.  This Agreement and each Contribution Document to which such Seller is a party has been duly and validly executed by it and, assuming the due authorization, execution and delivery by the Company Issuer and the Highstar Entities, as applicable, constitutes the legal, valid and binding obligation of it enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)                                  Each of the Contributor Entities (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so organized or formed, (ii) has full corporate, partnership or limited liability company power and authority to carry on its business as it is now being conducted and (iii) where appropriate, is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary unless the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Event.  No claims, actions or proceedings to dissolve any Contributor Entity are pending or, to the Sellers’ Knowledge, threatened.

Section 4.2                                   No Violation.  Assuming the accuracy of the Company Issuer’s and Highstar Entities’ representations and warranties set forth herein, except for (a) the receipt of consents, if any, set forth in Section 4.3 of the Sellers’ Disclosure Schedule and (b) the effectuation of the filings and registrations with and the receipt of the Governmental Authorizations from Governmental Authorities set forth on Section 4.3 of the Sellers’ Disclosure Schedule, neither the execution and delivery by such Seller of the Contribution Documents to which it is a party, nor the consummation by such Seller of the transactions contemplated hereby and thereby, nor compliance by such Seller with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Organizational Documents of such Seller or any Contributor Entity, (ii) violate any material Law applicable to such Seller or any Contributor Entity, or any of its or their properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by such Party under any Material Contract, or result in the creation of any Encumbrance (other than Encumbrances created by any of the Contribution Documents) upon any of the properties or assets of such Seller or any Contributor Entity under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Seller or any Contributor Entity is a party, or by which such Seller or any Contributor Entity or any of its or their properties or assets may be bound or affected.

Section 4.3                                   Consents and Approvals.  No consent, waiver, approval, authorization, exemption, registration or declaration (“Consent”) is required to be obtained by such Seller from, and no notice or filing is required to be given by such Seller to, or made by such Seller with, any Governmental Authority or other Person in connection with the execution, delivery and performance by such Seller of this Agreement and each other Contribution Document to which such Seller is a party or to which any Contributor Entity is a party, except as set forth in Section 4.3 of the Sellers’ Disclosure Schedule.

Section 4.4                                   Litigation.  There are no material claims, actions, proceedings or investigations (including condemnation proceedings) pending or, to the Sellers’ Knowledge, threatened against such Seller or any Contributor Entity before any Governmental Authority that would reasonably be expected to materially and adversely affect such Seller’s ability to execute, deliver and perform its obligations under the Contribution Documents to which it or any Contributor Entity is a party.  Such Seller is not, and the Contributor Entities are not, subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to materially and adversely affect such Seller’s ability to execute, deliver and perform its obligations under the Contribution Documents to which it or any Contributor Entity is a party.

Section 4.5                                   Compliance with Laws.  (a) The Contributor Entities are in material compliance with all Laws applicable to them or the Business (other than Environmental Laws, which are addressed in Section 4.22, and other than any non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a material liability to any Contributor Entity), and (b) none of the Sellers or Contributor Entities has received any written notification within the past six years from any applicable Governmental Authority that any Contributor Entity is not in compliance with or is or may be in violation of any Law or has any material liability or alleged material liability pursuant to any applicable Law, and (c) no event has occurred, and no circumstance or condition exists, that would reasonably be expected to constitute or result in a failure of any Contributor Entity to comply with the terms of any Law.

Section 4.6                                   Financial Statements.  Sellers have delivered to the Highstar Entities the Contributor Financial Statements and the Pittsburg Financial Statements.  The Contributor Financial Statements and notes have been prepared from the books and records of the Contributor and its Subsidiaries and fairly present the assets and liabilities of the Contributor and its Subsidiaries, the financial condition and the results of operations and cash flows of the Contributor and its Subsidiaries on the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The Pittsburg Financial Statements and notes have been prepared from the books and records of Pittsburg LLC and fairly present the assets and liabilities of Pittsburg LLC, the financial condition and the results of operations and cash flows of Pittsburg LLC on the respective dates of and for the periods referred to in the Pittsburg Financial Statements, all in accordance with GAAP.  The financial statements referred to in this Section 4.6 reflect the consistent application of such accounting principles throughout the periods involved.

Section 4.7                                   Material Contracts.

(a)                                 Section 4.7(a) of the Sellers’ Disclosure Schedule sets forth a list of each Contract to which (i) any Contributor Entity is a party relating to the Business or the Business Assets or by which the Business Assets are bound or (ii) any Seller or any Affiliate of a Contributor Entity is a party and which relates to Business Assets, and, in each case, involves receipts or payments by such Contributor Entity of more than $50,000 annually.  The foregoing Contracts are collectively referred to as the “Material Contracts.”  The Highstar Entities have been provided with true, complete and correct copies of all Material Contracts, including all amendments thereto. Each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Contributor Entity and, to the Sellers’ Knowledge, the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.  Except as set forth in Section 4.7 of the Sellers’ Disclosure Schedules, no Material Contract has any conditions to effectiveness that have not been satisfied.  None of the Contributor Entities or, to the Sellers’ Knowledge, any other party thereto is in material breach or default under (and no event or condition has occurred that with or without the giving of notice, the lapse of time or both would constitute a material default or material breach or permit termination, modification or acceleration under) any Material Contract.  No Person (including the Contributor Entities) has provided any Contributor Entity or any Seller with written notice that such Person intends to cancel or terminate any Material Contract.

(b)                                 Section 4.7(b) of the Sellers’ Disclosure Schedule sets forth a list of all material letters of intent, memoranda of understanding or similar documents under which any party thereto still has liability (contingent or otherwise (other than as relates solely to confidentiality obligations)) on the date hereof to which any Contributor Entity is a party or of which any Contributor Entity is a beneficiary (the “Letters of Intent”).  A true, correct and complete copy of each such Letter of Intent has been provided to the Highstar Entities.  To the

Sellers’ Knowledge, no party (including the applicable Contributor Entity) to any such Letter of Intent (i) intends to terminate or permit to expire such Letter of Intent or (ii) desires to modify or eliminate any material term set forth in such Letter of Intent in any material respect.  Except as set forth on Section 4.7(b) of the Sellers’ Disclosure Schedule, Sellers and the Contributor Entities are negotiating with respect to each Letter of Intent in good faith, and, to Sellers’ Knowledge, with respect to each such Letter of Intent, the current state of the negotiations has not resulted in any material changes in the overall economics or timing of the project that is the subject of such Letter of Intent.  For the avoidance of doubt, the Company Issuer and the Highstar Entities acknowledge that the Sellers are providing no assurance that a definitive agreement will be entered into in respect of the subject of matter of any Letter of Intent.

(c)                                  Section 4.7(c) of the Sellers’ Disclosure Schedule sets forth a list of the material Contracts that any Contributor Entity is negotiating with a third party as of the date of this Agreement and the redline draft date of the most recent draft of each such Contract received by the Contributor Entity from such third party.  A true, correct and complete copy of each such draft Contract has been provided to Buyer.  Except as set forth on Section 4.7(c) of the Sellers’ Disclosure Schedule, to Sellers’ Knowledge the redline drafts of the draft Contracts identified on Section 4.7(c)(i) of the Sellers’ Disclosure Schedule accurately reflect the respective current position of the parties regarding material terms of the business arrangement between the applicable Contributor Entity and the third party.  To Sellers’ Knowledge, with respect to each such draft Contract, the current state of the negotiations has not resulted in any material changes in the overall economics or timing of the project that is the subject of such draft Contract.  For the avoidance of doubt, the Company Issuer and the Highstar Entities acknowledge that the Sellers are providing no assurance that a definitive agreement will be entered into in respect of any draft Contract.

Section 4.8                                   No Material Adverse Event.  Except as set forth in Section 4.8 of the Sellers’ Disclosure Schedule, since December 31, 2012, there has not been any Material Adverse Event in or at any Contributor Entity, and no event has occurred or, to the Sellers’ Knowledge, circumstance exists that would reasonably be expected to result in a Material Adverse Event.

Section 4.9                                   Taxes.

(a)                                 All Tax Returns required to have been filed by the Contributor Entities or with respect to their assets have been duly and timely filed (taking into account extensions of time within which to file) with the appropriate Tax Authority and each such Tax Return is true, correct and complete in all material respects;

(b)                                 all Taxes due and payable by the Contributor Entities or for which the Contributor Entities may be liable have been timely paid in full whether or not such Taxes are shown as due and payable on any Tax Return;

(c)                                  all Tax withholding and deposit requirements imposed on the Contributor Entities have been satisfied in full;

(d)                                 no Tax Return of any Contributor Entity has been the subject of an audit, examination or other administrative or judicial proceeding (a “Tax Proceeding”) during the past five years; no such Tax Proceeding is currently pending or has been proposed or threatened in writing against any Contributor Entity, there are no pending claims for unpaid Taxes due from any Contributor Entity, and, during the past five years, no claim has been made in writing by an authority in a jurisdiction where any Contributor Entity does not file Tax Returns or pay Taxes that it is or may be subject to Taxes in that jurisdiction;

(e)                                  none of the Contributor Entities has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency or with respect to the due date for the filing of any Tax Return;

(f)                                   there are no Encumbrances for Taxes, other than Encumbrances for current Taxes not yet due and payable or not yet delinquent, on any of the interests in or assets of the Contributor Entities;

(g)                                  none of the Contributor Entities is a party to a Tax allocation or sharing agreement or similar arrangement, is or has previously been a member of a consolidated, combined or unitary group of companies for Tax purposes, or has any obligation to indemnify or make a payment to any Person (other than the Contributor) in respect of any Tax for any past, current or future period (other than pursuant to customary indemnification provisions contained in commercial agreements not principally related to Taxes);

(h)                                 each of the Contributor Entities is, and has been since its inception, properly treated as either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes; and

(i)                                     none of the Contributor Entities has ever participated in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2).

Section 4.10                            Undisclosed Liabilities.  Except (a) for liabilities and obligations incurred in the ordinary course of business since December 31, 2012, (b) as otherwise disclosed and referenced as such in this Agreement or in Contributor Financial Statements or Pittsburg Financial Statements, and (c) other liabilities that, in the aggregate, are not material to the Contributor Entities taken as a whole, none of the Contributor Entities has incurred any liabilities or obligations (whether direct, indirect, accrued or contingent, secured, unsecured or otherwise).

Section 4.11                            Insurance.  Sellers have delivered to the Highstar Entities true and complete copies of all policies of insurance and fidelity bonds to which any Contributor Entity is a party or under which Kealine (with respect to the Contributor Entities and the Business only) or any of the Contributor Entities is currently covered (or with respect to which any Contributor Entity has been covered in the six months prior to the date hereof) (the “Insurance Policies”), and each such Insurance Policy is listed with expiration dates and deductibles and described in reasonable detail in Section 4.11 of the Sellers’ Disclosure Schedule).  Other than as set forth in Section 4.11 of the Sellers’ Disclosure Schedule, all Insurance Policies (a) are valid, outstanding, and enforceable, (b) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement, and (c) are, to the Sellers’ Knowledge, sufficient for compliance in all material respects with all requirements of applicable Law (i.e., where applicable Law requires insurance policies, binder or fidelity bonds) and of all Material

Contracts, and (d) taken together, to the Sellers’ Knowledge, provide adequate insurance coverage for the assets and the operations of the Contributor Entities for all risks normally insured against by a Person carrying on the same business or businesses as the Contributor Entities.  All premiums with respect to the Insurance Policies covering all periods up to and including the Closing Date that are due and owing have been paid, and no written notice of cancellation or termination has been received with respect to any Insurance Policy.

Section 4.12                            Investment Representations and Warranties.

(a)                                 Each of Kealine and Primoris (each an “Investing Seller”) is acquiring the Kealine-Primoris Class A Units for investment purposes for its own account only.

(b)                                 Each Investing Seller is financially able to bear the economic risk of an investment in the Kealine-Primoris Class A Units and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Company Issuer, and can afford a complete loss of its investment.

(c)                                  Each Investing Seller acknowledges that (i) the Kealine-Primoris Class A Units have not been registered under the Securities Act or with any state securities agency or similar Governmental Authority, or qualified under any applicable blue sky Laws, and that the Company Issuer has not undertaken such registration or qualification, in reliance, in part, on its representations, warranties, and agreements in Article IV (including the representations and warranties with respect to the bona fide nature of the investment intent); (ii) the Company Issuer and the Highstar Entities are under no obligation to register or qualify the Kealine-Primoris Class A Units under the Securities Act or under any state securities Law, or to assist Sellers in complying with any exemption from registration and qualification; (iii) the Kealine-Primoris Class A Units are “restricted securities” under the Securities Act in that the Kealine-Primoris Class A Units will be acquired from the Company Issuer and the Highstar Entities in a transaction not involving a public offering, and that the Kealine-Primoris Class A Units may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Kealine-Primoris Class A Units or an available exemption from registration under the Securities Act, such securities must be held indefinitely; (iv) there are substantial restrictions on the transferability of the Kealine-Primoris Class A Units pursuant to the Company Issuer LLC Agreement; (v) there is no public market for the Kealine-Primoris Class A Units and none is expected to develop, and, accordingly, it may not be possible to liquidate its investment in the Company Issuer; and (vi) the Kealine-Primoris Class A Units are speculative investments that involve a substantial degree of risk of loss of an entire investment in the Company Issuer, and each Investing Seller understands and takes full cognizance of the risks related to the purchase of such interest.

(d)                                 Each Investing Seller has been provided an opportunity for a reasonable time prior to the date hereof to obtain information concerning the offering of the Kealine-Primoris Class A Units, the Company Issuer, and all other information to the extent the Company Issuer and the Highstar Entities possess such information or can acquire it without unreasonable effort or expense.  Each Investing Seller has been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, the

Company Issuer, the Highstar Entities and their representatives concerning the terms and conditions of the offering of the Kealine-Primoris Class A Units and other matters pertaining to this investment.  Such Investing Seller has not been furnished with any representation, oral or otherwise, or information, oral or otherwise, in connection with the offering of the Kealine-Primoris Class A Units other than the Company Issuer’s and the Highstar Entities’ express representations and warranties set forth herein, and such Investing Seller is not relying on the Company Issuer, the Highstar Entities, their Affiliates or any of their representatives with respect to economic considerations involved in this investment.

Section 4.13                            Capitalization.

(a)                                 The legal name, jurisdiction of organization and ownership of each of Pittsburg LLC and the Subsidiaries of the Contributor is set forth on Section 4.13(a) of the Sellers’ Disclosure Schedule.  Other than the Equity Interests listed on Section 4.13(a) of the Sellers’ Disclosure Schedule, (i) there are no outstanding Equity Interests in Pittsburg LLC or any Subsidiary of the Contributor and (ii) none of the Contributor Entities owns any Equity Interest in any other Person or is a party to any Contract relating thereto.  All of the Equity Interests in Pittsburg LLC and the Subsidiaries of the Contributor are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights, and have been offered, sold and issued by the applicable entity in compliance with applicable Laws, Contracts applicable to such entity and its Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.  The rights and privileges of the Equity Interests of each of Pittsburg LLC and the Subsidiaries of the Contributor are set forth in the applicable entity’s Organizational Documents.  Except as set forth on Section 4.13(a) of the Sellers’ Disclosure Schedule, there is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contracts of any character to which Pittsburg LLC or any Subsidiary of the Contributor is a party or by which it is bound obligating such entity to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any Equity Interests or obligating such entity to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to Pittsburg LLC or any Subsidiary of the Contributor.  Except as set forth on Section 4.13(a) of the Sellers’ Disclosure Schedule and as otherwise contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to the Equity Interests of Pittsburg LLC or any Subsidiary of the Contributor.

(b)                                 The Contributor owns, of record and beneficially, the Pittsburg LLC Interests and the Port Arthur LLC Interests, free and clear of any Encumbrance except those imposed under the Pittsburg LLC Organizational Documents and Port Arthur LLC Organizational Documents.  The Contributor owns, of record and beneficially, all of the Equity Interests of each of the Subsidiaries (the “Subsidiary Equity Interests”), which are identified in Section 4.13(b) of the Sellers’ Disclosure Schedule, free and clear of any Encumbrance except as set forth on Section 4.13(a) of the Sellers’ Disclosure Schedule.  At Closing, the Company Issuer will obtain good and valid title to all of the Subsidiary Equity Interests, of record and beneficially, free and clear of any Encumbrance, other than those that may arise by virtue of any actions taken by or on behalf of the Company Issuer, the Highstar Entities or their Affiliates, and will then own 100.0% of the Subsidiaries of the Contributor and will own all of the Pittsburg LLC Interests.

Section 4.14                            No Broker Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each Seller or any of its Affiliates, that is or will be payable by any of the Contributor Entities or the Highstar Entities, the Company Issuer or any Affiliate of the foregoing.

Section 4.15                            Transactions with Affiliates.  Except as set forth on Section 4.15 of the Sellers’ Disclosure Schedule, neither any officer, director or equity holder of any Seller nor any Affiliate of any Seller (a) has any agreement or arrangement with any Contributor Entity or any interest in any property, real or personal, tangible or intangible or (b) has any pending, or to the Sellers’ Knowledge, threatened claim or cause of action against any Contributor Entity, except for reimbursement of expenses incurred in the ordinary course of business.

Section 4.16                            Property.

(a)                                 Section 4.16(a) of the Sellers’ Disclosure Schedules contains a true correct and complete list of all real property owned, either beneficially or of record, by any Contributor Entity or pursuant to which any Contributor Entity has an option to acquire a fee interest in any real property (the “Owned Real Property”) and a true, correct and complete list of each parcel of real property, leased, subleased or occupied to or by any Contributor Entity, (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”).  The Contributor Entities have delivered or made available, to the Highstar Entities, true, correct and complete copies of all deeds and option agreements relating to the Owned Real Property.  The Contributor Entities have good, valid and marketable title to all of the Owned Real Property (or, except as described on Section 4.16(a) of the Sellers’ Disclosure Schedules, the option rights thereto), free and clear of any Encumbrance (except for Permitted Encumbrances and, in the case of Owned Real Property under option, any applicable option agreement that is listed on Section 4.16(a) of the Sellers’ Disclosure Schedules).  None of the Leased Real Property is subject to any ground lease, master lease, mortgage, deed of trust or other Encumbrance (except for Permitted Encumbrances) or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of such Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.  None of the Contributor Entities owes any brokerage commissions with respect to any such Leased Real Property (including any contingent obligation in respect of future lease extensions).

(b)                                 The Real Property constitutes all material real property used or held for use in connection with the operation of the Business by the Contributor Entities as presently conducted.  The Contributor Entities have valid rights of ingress and egress with respect to each parcel of the Real Property, buildings, structures, facilities, fixtures and other improvements as are required to conduct the applicable portions of the Business in a safe, efficient and lawful manner consistent with past practice.  None of the Contributor Entities has received within the last six years notice of any, and to the Sellers’ Knowledge there are no, (i) pending condemnation proceedings affecting any Real Property, or proceedings to change the zoning or real property tax assessment of any Real Property, (ii) material existing, pending, contemplated, threatened or anticipated widening, change of grade or limitation on use of any streets or other rights of way abutting any Real Property, (iii) pending or threatened legal actions, claims or lawsuits affecting any Real Property or any Contributor Entity’s ownership of same, (iv) outstanding violations of any Law materially affecting any Real Property, nor any condition with which the passage of time will result in any such violation if not corrected, and (v) unconfirmed assessments for municipal improvements affecting any Real Property. The Contributor Entities have delivered, or made available, to the Highstar Entities true, correct and complete copies of all existing title insurance policies (together with true, correct and complete copies of all title exception documents listed thereon) insuring the Contributor Entities’ interest in any of the Real Property (the “Existing Title Policies”).  Each of the Existing Title Policies is in full force and effect and none of the Contributor Entities has made any claim under any of the Existing Title Policies.

Section 4.17                            Tangible Personal Property.  All material items of Tangible Personal Property are in a state of reasonable repair (ordinary wear and tear excepted) so as to be suitable for the purposes of which such Tangible Personal Property was constructed, obtained or currently being used in all material respects.  The Contributor Entities have good and marketable title to, or a valid leasehold interest in, all material Tangible Personal Property, free of all Encumbrances other than Permitted Encumbrances.  The Contributor Entities own, or lease under valid leases, all buildings, machinery, equipment and other tangible assets and properties necessary for the conduct of its respective Business as presently conducted.

Section 4.18                            Accurate and Complete Records.  The books, ledgers, financial records and other records of the Contributor Entities:

(a)                                 are in the possession of the Contributor Entities, as applicable;

(b)                                 have been, in all material respects, maintained in accordance with all applicable Laws and generally accepted standards of practice; and

(c)                                  are accurate and complete and do not contain or reflect any material discrepancies.

Section 4.19                            Intellectual Property.  Section 4.19 of the Sellers’ Disclosure Schedule sets forth a complete list of all issued patents, registered patents, registered trademarks and registered copyrights (collectively, “Intellectual Property”) owned or licensed by any Contributor Entity.  The Contributor Entities own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the Business of the Contributor Entities as presently conducted.  No third party has asserted in writing against Sellers or any Contributor Entity a claim that any Contributor Entity is infringing on the Intellectual Property of such third party, and to the Sellers’ Knowledge, no third party is infringing on the Intellectual Property owned by any Contributor Entity.

Section 4.20                            No Employees and No Employee Plans.  Neither Pittsburg LLC nor any of the Subsidiaries of the Contributor has any employees or has ever had any employees.  Neither Pittsburg LLC nor any of the Subsidiaries of the Contributor has any employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and has never had any such employee benefit plans.  Neither Pittsburg LLC nor any of the Subsidiaries of the Contributor has, or could reasonably be expected to have, any liabilities under Section 302 or Title IV of ERISA or Section 412 or Section 4980B of the Code.

Section 4.21                            Labor Matters.  Except as set forth on Section 4.21 of the Sellers’ Disclosure Schedule, there are no collective bargaining agreements, contracts or other agreements or understandings with labor unions or labor organizations to which any Contributor Entity is a party.

Section 4.22                            Environmental Matters.

(a)                                 The operations of the Contributor Entities are in compliance in all material respects with Environmental Laws;

(b)                                 all Environmental Permits required to be obtained by any Contributor Entity under Environmental Law in connection with its operations as they are currently being conducted (including Environmental Permits that are required for the current stage of the portion of the Contributor Entity’s systems or facilities that are under construction or otherwise under development and including those relating to Hazardous Substances), have been duly obtained or timely filed for, and if duly obtained, are in full force and effect, and the Contributor Entities are in material compliance with the terms and conditions of all such Environmental Permits;

(c)                                  there is no pending or, to the Sellers’ Knowledge, threatened litigation under any Environmental Law relating to the Contributor Entities or any of their assets;

(d)                                 no Contributor Entity has received any written or, to the Sellers’ Knowledge, oral notice from any Governmental Authority of an actual or potential violation of or actual or potential material liability under any Environmental Laws and, to the Sellers’ Knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of such written or verbal notice or that would reasonably be expected to result in material liability for any Contributor Entity under Environmental Laws;

(e)                                  there has been no Release or threatened Release of Hazardous Substances at, on, under, or from any of the property owned or operated by any Contributor Entity, or arising out of or in connection with the operations of any Contributor Entity (including with respect to any off-site disposal of Hazardous Substances) in violation of Environmental Laws or in a manner that would give rise to material liability under Environmental Laws;

(f)                                   to the Sellers’ Knowledge, there has been no exposure of any Person or property to any Hazardous Substances as a result of or in connection with operations of any Contributor Entity that would reasonably be expected to form the basis for a material Claim for damages or compensation;

(g)                                  none of the Contributor Entities has assumed or retained by contract or operation of law any material liabilities under any Environmental Law or regarding any Hazardous Substances; and

(h)                                 Sellers have provided to the Highstar Entities true and complete copies of all internal and external environmental audits, studies, analyses, assessments, and all material correspondence relating to environmental matters in Sellers’ possession or control received within the past six years and which pertain to any Contributor Entity or otherwise relate to the Business or the Business Assets.

Section 4.23                            Indebtedness.  There is no outstanding Indebtedness of the Contributor Entities.

Section 4.24                            Bank Accounts.  Section 4.24 of the Sellers’ Disclosure Schedule sets forth a list of the names and locations of banks, trust companies and other financial institutions at which any Contributor Entity maintains accounts of any nature or safe deposit boxes, and the authorized signatories on each such account.

Section 4.25                            Credit Enhancements.  Section 4.25 of the Sellers’ Disclosure Schedule sets forth all guarantees, letters of credit, bonds, security deposits and other surety obligations or credit support provided by or on behalf of Sellers or their Affiliates with respect to the Contributor Entities or their respective assets.

Section 4.26                            Permits.

(a)                                 Section 4.26(a) of the Sellers’ Disclosure Schedule set forth all Permits relating to the Business Assets and held by the Contributor Entities as of the date of this Agreement, and a true and complete copy of each such Permit has been provided to the Highstar Entities.  All such Permits are in full force and effect, and there are no claims, causes of action or proceedings before any Governmental Authority pending or, to the Sellers’ Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  None of the Contributor Entities is in violation in any material respect of the terms of any Permit.  No Permits will be subject to suspension, modification, revocation or non-renewal as a result of the execution, delivery and consummation of the transactions contemplated by the Contribution Documents.

(b)                                 Section 4.26(b) of the Sellers’ Disclosure Schedule set forth all Permits relating to the Business Assets and for which any Contributor Entity has applied as of the date of this Agreement and the status of such Permit application as of the date of this Agreement.  The information contained in each Permit application was true and correct in all material respects at the time such application was filed, and no event or circumstance has occurred that could reasonably be expected to require such Permit application to be amended, modified or supplemented.  Sellers have complied with all required obligations to facilitate the issuance of any such pending Permit, and to Sellers’ Knowledge, no event, fact or circumstance exists that could be reasonably expected to materially delay the issuance of any pending Permit or cause Sellers’ application for such Permit to be denied.

(c)                                  There are no material Permits for which the Contributor Entities have not yet applied and that are either required for the current stage of the portion of the projects that are under development by Pittsburg LLC and Port Arthur LLC or will be required for the next stage of development by Pittsburg LLC and Port Arthur LLC or, to the Sellers’ Knowledge, the

construction, testing or commissioning of any project facilities of Pittsburg LLC and Port Arthur LLC.  Except as set forth in Section 4.26(c) of the Sellers’ Disclosure Schedule, to the Sellers’ Knowledge, no event, fact, or circumstance exists that could be reasonably expected to materially delay the submission of an application for any such Permit or cause Sellers’ application for such Permit to be denied.

Section 4.27                            Project Milestones.  Attached to Section 4.27 of the Sellers’ Disclosure Schedule are the Gantt charts for the projects being developed by Pittsburg LLC and Port Arthur LLC (the “Project Gantt Charts”).  The Project Gantt Charts are complete and based on reasonable assumptions, have been prepared in good faith and fairly represent Sellers’ reasonable expectations as to the matters covered thereby as of the date of this Agreement; provided, however, that the Project Gantt Charts are not in any way a guarantee or predictor of future results.  Contributor Entities have completed any milestone or project deadline scheduled to be completed on or prior to the date of this Agreement pursuant to the Project Gantt Charts.

Section 4.28                            No Other Representations.  Except for the representations and warranties contained in this Article IV, or set forth in the other Contribution Documents, neither the Sellers nor any other Person makes any representation or warranty, express or implied, on behalf of the Sellers.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ISSUER AND THE HIGHSTAR ENTITIES

Except as set forth in the corresponding section of the Highstar Disclosure Schedule delivered by the Company Issuer and the Highstar Entities to the Sellers concurrently with the execution of this Agreement, but subject to Section 1.2, the Company Issuer and the Highstar Entities hereby represent and warrant to the Sellers as follows:

Section 5.1                                   Organization; Power and Authority.

(a)                                 Each of the Highstar Entities and the Company Issuer (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so organized or formed, (ii) has full corporate, partnership or limited liability company power and authority to carry on its business as it is now being conducted and (iii) where appropriate, is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

(b)                                 Each of the Highstar Entities and the Company Issuer has full authority to execute, deliver and perform its obligations under this Agreement and the Contribution Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.  This Agreement and the Contribution Documents to which each such Party is a party have been duly and validly executed by such Party and, assuming the due authorization, execution and delivery by Sellers, constitutes the legal, valid and binding obligation of such Party enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.2                                   No Violation.  Assuming the accuracy of Sellers’ representations and warranties set forth therein, except for (a) the receipt of consents, if any, set forth on Section 5.3 of the Highstar Disclosure Schedule and (b) the effectuation of the filings and registrations with and the receipt of the Governmental Authorizations from Governmental Authorities set forth on Section 5.3 of the Highstar Disclosure Schedule, neither the execution and delivery by each of the Highstar Entities and the Company Issuer of the Contribution Documents to which it is a party, nor the consummation by such Party of the transactions contemplated hereby and thereby, nor compliance by such Party with any of the terms or provisions hereof and thereof, will (i) violate any provision of such Party’s respective Organizational Documents or the Company Issuer LLC Agreement, (ii) violate any Law applicable to such Party, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by such Party under any material contract, or result in the creation of any Encumbrance (other than Encumbrances created by this Agreement) upon any of the properties or assets of the Company Issuer, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Party is a party, or by which such Party or any of its properties or assets may be bound or affected.

Section 5.3                                   Consents and Approvals.  No Consent is required to be obtained by the Company Issuer or any Highstar Entity from, and no notice or filing is required to be given by the Company Issuer or any Highstar Entity to, or made by the Company Issuer or any Highstar Entity with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company Issuer and the Highstar Entities of this Agreement, except as set forth in Section 5.3 of the Highstar Disclosure Schedule.

Section 5.4                                   Litigation.  Except as set forth on Section 5.4 of the Highstar Disclosure Schedule, there are no claims, actions, proceedings or investigations (including condemnation proceedings) pending or, to the Knowledge of the Highstar Entities, threatened against the Company Issuer or the Highstar Entities before any Governmental Authority that would reasonably be expected to materially and adversely affect the Company Issuer’s or any Highstar Entity’s ability to execute, deliver and perform its obligations under the Contribution Documents to which it is a party.  None of the Highstar Entities and the Company Issuer is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to materially and adversely affect such Party’s ability to execute, deliver and perform its obligations under the Contribution Documents to which it is a party.

Section 5.5                                   Compliance with Laws.  The Company Issuer is in material compliance with all Laws.  The Company Issuer has not received any written notification from any applicable Governmental Authority that it is not in compliance with or is or may be in violation of any Law or has any material liability or potential or alleged liability pursuant to any applicable Law, and no event has occurred, and no circumstance or condition exists, that would reasonably be expected to constitute or result in a failure of the Company Issuer to comply with the terms of any Law.

Section 5.6                                   Capitalization.  Other than the Equity Interests listed on Section 5.6 of the Highstar Disclosure Schedule, (i) there are no outstanding Equity Interests in the Company Issuer and (ii) the Company Issuer does not own any Equity Interest in any other Person and is not a party to any Contract relating thereto.  All of the Equity Interests in the Company Issuer set forth on Section 5.6 of the Highstar Disclosure Schedule are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other third-party rights, and have been offered, sold and issued by the applicable entity in compliance with applicable Laws, Contracts applicable to such entity and such entity’s Organizational Documents and in compliance with any preemptive rights, rights of first refusal or similar rights.  The rights and privileges of the Equity Interests of the Company Issuer are set forth in the Company Issuer’s Organizational Documents.  There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or Contract of any character to which the Company Issuer is a party or by which it is bound obligating such entity to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any Equity Interests in such entity or obligating such entity to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Issuer.  Except as otherwise contemplated by this Agreement, there are no registration rights agreements, no voting trust, proxy or other Contract and no restrictions on transfer with respect to any equity interests of the Company Issuer.  Collectively, the Highstar Entities currently own, of record and beneficially, all of the Equity Interests of the Company Issuer free and clear of any Encumbrance.  At Closing, Kealine and Primoris will obtain good and valid title to the Kealine-Primoris Class A Units, of record and beneficially, free and clear of any Encumbrance other than those that may arise by virtue of any actions taken by or on behalf of Sellers or their Affiliates, and the capitalization of the Company Issuer will be as set forth on Section 5.6 of the Highstar Disclosure Schedule.

Section 5.7                                   Issuance of Kealine-Primoris Class A Units.  The Kealine-Primoris Class A Units that are being issued pursuant to this Agreement, when issued, and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Company Issuer LLC Agreement and under applicable state and federal securities Laws.

Section 5.8                                   Status.  The Company Issuer was formed on September 26, 2013, and, except for the transactions contemplated by the Contribution Documents, it does not conduct, nor has it ever conducted, any business or activities other than immaterial activities of an administrative nature that are incidental to being a holding company. The Company Issuer does not currently have nor has it ever had any right, title or interest to or in any properties and assets (real, personal or mixed, tangible or intangible), other than its rights under the Contribution Documents, if any, and has not and has never been a party to any Contract other than the Contribution Documents and the Organizational Documents of the Company Issuer and any Contract incidental to any of the foregoing or the transactions contemplated by this Agreement.

Section 5.9                                   No Broker Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Highstar Entities or any of their Affiliates, that is or will be payable by the Sellers or any of their Affiliates.

Section 5.10                            Investment Representations and Warranties.

(a)                                 The Company Issuer is acquiring the Subsidiary Equity Interests and the Pittsburg LLC Interests for investment purposes for its own account only.

(b)                                 The Company Issuer and the Highstar Entities are financially able to bear the economic risk of an investment in the Subsidiary Equity Interests and the Pittsburg LLC Interests and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of such investment, as the case may be, and can afford a complete loss of their investment.

(c)                                  The Company Issuer and the Highstar Entities acknowledge that (i) the Subsidiary Equity Interests and the Pittsburg LLC Interests have not been registered under the Securities Act or with any state securities agency or similar Governmental Authority, or qualified under any applicable blue sky laws, and that Sellers have not undertaken such registration or qualification, in reliance, in part, on the representations, warranties, and agreements in this Article V (including the representations and warranties with respect to the bona fide nature of the investment intent); (ii) Sellers are under no obligation to register or qualify the Subsidiary Equity Interests or the Pittsburg LLC Interests under the Securities Act or under any state securities law, or to assist the Company Issuer or the Highstar Entities in complying with any exemption from registration and qualification; (iii) the Subsidiary Equity Interests and the Pittsburg LLC Interests are “restricted securities” under the Securities Act in that such interests will be acquired from Sellers in a transaction not involving a public offering, may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and, in the absence of an effective registration statement covering such interests or an available exemption from registration under the Securities Act, such interests must be held indefinitely; (iv) there are substantial restrictions on the transferability of the Subsidiary Equity Interests and the Pittsburg LLC Interests pursuant to the Organizational Documents of the applicable entity; (v) there is no public market for the Subsidiary Equity Interests and the Pittsburg LLC Interests and none is expected to develop, and that, accordingly, it may not be possible to liquidate its investment; and (vi) the Subsidiary Equity Interests and the Pittsburg LLC Interests are speculative investments that involve a substantial degree of risk of loss of an entire investment, and the Company Issuer and the Highstar Entities understand and take full cognizance of the risks related to the purchase of such interest.

(d)                                 The Company Issuer and the Highstar Entities have been provided an opportunity for a reasonable time prior to the date hereof to obtain information concerning the offering of the Subsidiary Equity Interests and the Pittsburg LLC Interests, Sellers, and all other information to the extent Sellers possesses such information or can acquire it without unreasonable effort or expense.  The Company Issuer and the Highstar Entities have been given the opportunity for a reasonable time prior to the date hereof to ask questions of, and receive answers from, Sellers or their representatives concerning the terms and conditions of the offering of the Subsidiary Equity Interests and the Pittsburg LLC Interests and other matters pertaining to this investment.  The Company Issuer and the Highstar Entities have not been furnished with any representation, oral or otherwise, or information, oral or otherwise, in connection with the offering of the Subsidiary Equity Interests and the Pittsburg LLC Interests other than Sellers’ express representations and warranties set forth herein and are not relying on Sellers, their Affiliates or their representatives with respect to economic considerations involved in this investment.

Section 5.11                            Financial Capability.  The Highstar Entities’ obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing.  The Highstar Entities have access to, or will have access to at the Closing, sufficient funds to enable them to perform all of their obligations at Closing under the Contribution Documents.

Section 5.12                            Financial Statements.  The Highstar Entities have delivered to the Sellers the Highstar Financial Statements.  Except as set forth in Section 5.12 of the Highstar Disclosure Schedule, the Highstar Financial Statements and notes have been prepared from the books and records of the Persons described therein and fairly present the assets and liabilities of such Persons, the financial condition and the results of operations and cash flows of such Persons on the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 5.12 reflect the consistent application of such accounting principles throughout the periods involved.

Section 5.13                            No Other Representations.  Except for the representations and warranties contained in this Article V or set forth in the other Contribution Documents, none of the Company Issuer, the Highstar Entities and any other Person makes any representation or warranty, express or implied, on behalf of the Company Issuer or the Highstar Entities.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1                                   Regulatory Matters Agreement.

(a)                                 Each Party shall, upon request, furnish each other Party so requesting with all information concerning itself, its respective Subsidiaries, if any, directors, officers and limited partners, members and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Parties or any of their respective Subsidiaries to any Governmental Authority in connection with the transactions contemplated by this Agreement, the continuation of the Business after the Contribution and the other transactions contemplated by this Agreement.

(b)                                 Each Party shall promptly furnish each other Party so requesting with copies of written communications received by the Party, or any of its respective subsidiaries or Affiliates from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated by this Agreement.

Section 6.2                                   Additional Agreements.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and, if applicable, the members, general partner, proper officers, managers and directors of each Party and its respective Subsidiaries, if any, shall take all such necessary action as may be reasonably requested by any other Party.

Section 6.3                                   Tax Matters.

(a)                                 The Parties hereby acknowledge and agree that they intend for U.S. federal income tax purposes to treat (i) the contribution of the Project Assets to the Company Issuer, to the maximum extent possible, as qualifying for nonrecognition of gain or loss in accordance with Section 721 of the Code and the portion of the Company Distribution allocable to such Project Assets, to the maximum extent possible, as a reimbursement of preformation expenditures in accordance with Treasury Regulation Section 1.707-4(d), (ii) the contribution of the Pittsburg LLC Interests to the Company Issuer, in part as a contribution of an undivided interest in such interests qualifying for nonrecognition of gain or loss in accordance with Section 721 of the Code and in part as a sale of an undivided interest in such interests in accordance with the Treasury Regulations under Section 707 of the Code, and (iii) the contribution of the Port Arthur LLC Interests to the Company Issuer, in part as a contribution of an undivided interest in each of the assets of Port Arthur LLC and in part as a sale of an undivided interest in each of such assets.

(b)                                 Any consideration required to be taken into account as part of a sale of the Project Assets under applicable Law shall be allocated among the Project Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Company Allocation”).  Any consideration required to be taken into account as part of a sale of the Pittsburg LLC Interests under applicable Law shall be allocated among the assets of the Pittsburg LLC in accordance with Sections 755 and 1060 of the Code and the Treasury Regulations thereunder (the “Pittsburg Allocation”).  Any consideration required to be taken into account as part of a sale of the assets of the Port Arthur LLC shall be allocated among such assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Port Arthur Allocation”).  On or prior to the date that is 90 days after the Closing Date, the Highstar Entities shall provide to the Contributor the Highstar Entities’ proposed Company Allocation, Pittsburg Allocation and Port Arthur Allocation.  Within 30 days after the date of the delivery of such proposed allocations to the Contributor, the Contributor shall either propose to the Highstar Entities any changes to such allocations in writing (together with reasonable details supporting such changes) or otherwise shall be deemed to have agreed with such allocations upon the expiration of such 30 day period.  The Contributor and the Highstar Entities shall cooperate in good faith to mutually agree to such allocations and shall reduce such agreement to writing; provided, however, that if the allocations cannot be agreed upon by the Parties within 30 days of the Highstar Entities’ receipt of Contributor’s proposed changes (if any) to the Highstar Entities’ proposed allocations, then the same shall be submitted to a nationally recognized accounting firm mutually selected by the Highstar Entities and Contributor (the “Independent Accountant”) for final determination (as agreed upon or determined by the Independent Accountant, the “Purchase Price Allocations”).  The costs and expenses of the Independent Accountant shall be borne equally by the Highstar Entities on the one hand and the Contributor on the other hand.  The Parties shall file timely any forms and statements required under U.S. federal or state income Tax Laws consistent with such Purchase Price Allocations.  The Purchase Price Allocations shall be revised to take into account subsequent adjustments to the Company Distribution and other consideration, in the manner provided by Sections 755 and 1060 of the Code and the Treasury Regulations thereunder.  The Contributor, the Company Issuer, and the Highstar Entities shall, and shall cause their Affiliates to, report consistently with the Purchase Price Allocations in all Tax Returns, including IRS Form 8594, which the Highstar Entities, the Company Issuer, the Pittsburg Issuer and the Contributor (as applicable) shall timely file with the IRS, and none of the Contributor, the Company Issuer, and the Highstar Entities shall file any Tax Return that is inconsistent with such Purchase Price Allocation except as otherwise required by applicable Law following a final determination by the relevant Tax Authority.  Each of the Contributor and the Highstar Entities agrees to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Purchase Price Allocations (in which case they shall cooperate in good faith in the defense of the Purchase Price Allocation).

(c)                                  The Contributor shall (i) cause each of the Contributor’s Subsidiaries that is treated as a partnership (and use commercially reasonable efforts to cause Pittsburg LLC, with reasonable out-of-pocket professional fees or filing fees at the expense of the Company Issuer) to have in effect a valid election under Section 754 of the Code for any taxable year that includes the Closing Date; and (ii) provide evidence satisfactory to the Highstar Entities thereof.

(d)                                 The Parties shall reasonably cooperate, and shall cause their respective Affiliates and representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other, and to any Tax Authority as reasonably requested, all records in their possession necessary in connection with filing Tax Returns and payment of Taxes and in resolving all Tax Proceedings with respect to any Pre-Closing Period or Straddle Period relating to Taxes.

(e)                                  The Sellers shall be responsible for all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively “Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement relating to the transfer of any interest in such entity.  The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(f)                                   If a claim with respect to Taxes shall be made by any Governmental Authority that, if successful, could result in an obligation to make an indemnity payment to an Issuer Indemnitee pursuant to Article VII (a “Tax Claim”), then, notwithstanding any provisions of Article VII to the contrary, the relevant Issuer Indemnitee shall promptly, and in any event no more than 15 days following the Issuer Indemnitee’s receipt of written notice of such Tax Claim, give written notice to the Contributor of such Tax Claim; provided, however, the failure of the Issuer Indemnitee to give such notice shall only relieve the Contributor from its indemnification obligations hereunder to the extent it is materially prejudiced by such failure.  Within 30 days of receipt of written notice of a Tax Claim, the Contributor shall provide written notice to the Highstar Entities and the relevant Issuer Indemnitee of its intent to control the defense of such Tax Claim.  Upon providing such notice, the Contributor shall be entitled to control all proceedings relating to such Tax Claim and may make all decisions taken in connection with such Tax Claim (including selection of counsel) at its own expense; provided, however, that the

Issuer Indemnitee shall be entitled to participate in the defense of any such Tax Claim and shall jointly control the defense of any such Tax Claim, the resolution of which could reasonably be expected to result in an increase in the Taxes of the Issuer Indemnitee (or of any of the Highstar Entities or any direct or indirect owner thereof) and that are not Contributor Taxes.  With respect to any Tax Claim that the Contributor and the Issuer Indemnitee jointly control, the Parties agree not to settle, compromise or otherwise resolve the Tax Claim without the written consent of the Contributor and the Issuer Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed.  Absent written notice of the Contributor’s intent to control the defense of a Tax Claim as set forth above, or upon written notification to the Issuer Indemnitee that the Contributor will decline to control the defense of a Tax Claim, the Issuer Indemnitee shall thereupon be permitted to defend and settle such proceeding at the Contributor’s expense.  The Contributor, the Issuer Indemnitees, the Contributor Entities and each of their respective Affiliates shall reasonably cooperate with each other in contesting or defending against any Tax Claim.  Such cooperation shall include the retention and, upon the request of the Party or Parties controlling proceedings relating to such Tax Claim, the provision to such Party or Parties of records and information that are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.  To the extent there is a conflict between the provisions of this Section 6.3(e) and the procedures set forth in Article VII, the provisions of this Section 6.3(e) shall control.

Section 6.4                                   Non-Competition and Non-Solicitation.

(a)                                 Agreement Not to Compete.  As a further inducement to the Company Issuer and the Highstar Entities to enter into this Agreement, each Non-Compete Party agrees that during such Non-Compete Party’s Non-Compete Term, such Non-Compete Party will not:

(i)                                     directly or indirectly participate in the promotion, financing, ownership, operation or management of, or assist in, furnish advice with respect to, or carry on through a proprietorship, partnership, joint venture, corporation or other form of business entity, or otherwise, or solicit, any opportunity that is (A) within a 250-mile radius of any existing Company Issuer project that is of the type described in the definition of “Business” or any project of the type described in the definition of “Business” then being pursued by the Company Issuer as evidenced by substantive negotiations of the Company Issuer regarding such project and (B) that is related to, competitive with or detrimental to any such project, whether directly or indirectly, or through another business, as an employee, principal, agent, shareholder, representative, consultant, independent contractor, or otherwise in any capacity (each, a “Competing Opportunity”);

(ii)                                  directly or indirectly solicit or encourage any current customer or counterparty (or any customer or counterparty with which the Company Issuer has had substantive discussions within the immediately preceding 12 months) of the Company Issuer not to conduct business with the Company Issuer or solicit to do business with any such customer or counterparty, in either case, relating to a Competing Opportunity; or

(iii)                               either on such Non-Compete Party’s own behalf or for any other person, firm, partnership, corporation or other entity (A) solicit, interfere with or endeavor to cause any employee of the Company Issuer, Services Provider or any Affiliate thereof to leave his or her employment or (B) induce or attempt to induce any such employee to breach his employment agreement with the Company Issuer, Services Provider or any Affiliate thereof.

(b)                                 Remedies.  The Non-Compete Parties, the Company Issuer and the Highstar Entities agree that the Company Issuer and the Highstar Entities may pursue all available legal and equitable remedies and rights with respect to a violation of this Section 6.4, and the specific inclusion of any remedy in this Agreement will not constitute a whole or partial election or waiver of any other available remedy or right.

(c)                                  Injunctive Relief.  Each Non-Compete Party agrees that a violation of the terms, provisions, covered obligations, duties and conditions described in this Section 6.4 will give rise to the Company Issuer’s and the Highstar Entities’ causes of action against such Non-Compete Party for, among other relief, issuance of injunctive relief, issuance of a temporary restraining order, recovery of damages and recovery of costs, reasonable attorneys’ fees, and expert witness fees.  Each Non-Compete Party further agrees that it is difficult to calculate the amount and extent of any damages caused by such a violation and such a violation threatens to injure or actually does injure the Company Issuer and its assets and the Highstar Entities.  Each Non-Compete Party agrees that the Company Issuer and the Highstar Entities will have the non-exclusive right to apply for and to receive a temporary restraining order, a temporary or preliminary injunction and a permanent injunction to enforce the terms, provisions, covenants, obligations, duties and conditions described in this Section 6.4.

(d)                                 Acknowledgements.  Each Non-Compete Party expressly agrees and acknowledges that the non-competition covenant contained in this Agreement is reasonable and necessary for the protection of the Company Issuer and its Subsidiaries and their respective members, including the Highstar Entities, with respect to the covenant’s respective stated purposes, time, scope and geographic area, and supported by adequate compensation.  Although the Parties have, in good faith, used their best efforts to make this covenant reasonable in geographic area, scope of restricted activity, and duration, and it is not anticipated, nor is it intended, by any of the Parties that any court of competent jurisdiction would find it necessary to reform this covenant not to compete to make it reasonable, the Parties agree that any court of competent jurisdiction making a determination that it is necessary to reform this covenant not to compete to make it reasonable, shall be, and hereby is, empowered and directed to reform the covenant to the extent necessary to render it enforceable and afford the greatest protection to the Company Issuer’s and the Highstar Entities’ legitimate business interests.

Section 6.5                                   SK Tank Farm Project.  The Parties acknowledge that as of the Closing, the Contributor has not yet obtained the consent of SK Energy Americas, Inc. (“SK”) to assign to the Company Issuer the Contributor’s rights under the Joint Development Agreement dated July 25, 2012 by and between SK and the Contributor (the “SK JDA”).  Notwithstanding anything to the contrary in this Agreement or in the LLC Agreement, the SK JDA and any assets related to the SK Tank Farm Project that would otherwise be Project Assets will be excluded from the Project Assets at the Closing and will be deemed Excluded Business Assets.  Following the Closing, the Contributor will use all reasonable efforts to obtain any required consent of SK to the assignment to the Company Issuer of the Contributor’s rights under the SK JDA and related assets, and the Company Issuer will reasonably cooperate with the Contributor to obtain any such consent.  Promptly following the receipt by the Contributor of any such required consent from SK, the Contributor will assign to the Company Issuer the Contributor’s rights under SK JDA and the Contributor’s right, title and interest to any other assets related to the SK Tank Farm Project that were excluded from the Project Assets at Closing, using the form of assignment attached hereto as Exhibit C, and such assets will be deemed Project Assets for all purposes hereunder following the date of assignment to the Company Issuer.  At such time, the Highstar Entities will contribute to the Company Issuer cash in an amount equal to $205,644.74, in exchange for which the Company Issuer will issue to Highstar Main 84,330.799 Series A-3 Units and issue to Highstar Wespac Prism/IV-A Interco LLC 121,313.951 Series A-3 Units.  Following such contribution by the Highstar Entities and in exchange for the contribution of the SK Tank Farm Project assets, the Company Issuer will (a) distribute to the Contributor an amount equal to $205,644.74; (b) issue to Kealine 18,145.125 Series A-3 Units and (c) issue to Primoris 18,145.125 Series A-3 Units.  Until such time as the SK Tank Farm Project assets are assigned to the Company Issuer pursuant to this Section 6.5, none of the the Contributor, Kealine, Primoris or any officer, employee or Affiliate thereof will (x) incur any liabilities, costs or expenses related to the SK Tank Farm Project or the SK JDA, (y) expend any time working on the SK Tank Farm Project other than in connection with obtaining any required consent from SK as described herein or (z) directly or indirectly participate in the development of the SK Tank Farm Project except, in each case, to the extent legally compelled to do so or as agreed to in writing by the Highstar Entities.

Section 6.6                                   WesPac Marks.  No later than 10 days following the Closing, Kealine and its members will convey to the Company Issuer, in a form acceptable to the Highstar Entities in their reasonable judgment, all right, title and interest to all service marks, trademarks, trade dress, trade names and other indicia of origin of use used in connection with the Business Assets or the Business, including the name “WesPac” and the stylized “WesPac” mark.

Section 6.7                                   Termination of Services Agreement.  Kealine and its Subsidiary have an arrangement with the Contributor pursuant to which all employees and certain independent contractors providing services for the Contributor and the Business have been employed or engaged by Kealine and its Subsidiary, which arrangement is described in the third item listed under Section 4.15 of the Sellers’ Disclosure Schedule.  Promptly following the Closing, Kealine and the Contributor will enter into a written agreement, in a form acceptable to the Highstar Entities in their reasonable judgment, to amend such arrangement such that (a) Kealine and its Subsidiary and their employees and independent contractors will provide services to the Contributor, at the Contributor’s cost and expense, only in connection with the projects identified on Section 1.1(b) of the Sellers’ Disclosure Schedule and (b) the fully loaded cost on an hourly basis of all time spent by such employees or independent contractors will not exceed $50,000 in any year without the prior written consent of the Company Issuer.  Such written agreement will terminate immediately following abandonment or assignment to the Company Issuer of all the projects identified on Section 1.1(b) of the Sellers’ Disclosure Schedule.

ARTICLE VII
INDEMNIFICATION

Section 7.1                                   Assumed Liabilities and Retained Liabilities.

(a)                                 Assumed Liabilities.  Upon the terms and subject to the conditions set forth herein (including any right of the Issuer Indemnitees to seek indemnification pursuant to this Article VII), the Company Issuer agrees, effective at the Closing, to assume and to timely satisfy and discharge the following liabilities of the Contributor and relating to the Business (but excluding, in each case (x) the Retained Liabilities, (y) any liabilities relating to Port Arthur LLC or its assets or business and (z) any liabilities relating to Pittsburg LLC or its assets or business other than any obligation to make capital contributions to Pittsburg LLC) (collectively, the “Assumed Liabilities”):

(i)                                     All liabilities to third parties for materials and services, to the extent relating to the Business, pursuant to a Contract or acquired in the ordinary course of business prior to the Closing but scheduled to be delivered or provided after the Closing, in each case as set forth on Section 7.1(a)(i) of Sellers’ Disclosure Schedule; and

(ii)                                  Those liabilities arising out of or relating to the ownership of the Business or the Business Assets by the Company Issuer, including the use, ownership, operation, development and management of the Business Assets by the Company Issuer, but only to the extent such liabilities arise from or relate to any action, omission, performance, non-performance, event, condition or circumstance after the Closing (it being understood that the foregoing shall not be deemed to create any liability of the Company Issuer for actions by any Contributor Entity or Seller following the Closing that are not contemplated or expressly permitted by this Agreement or the Contribution Documents or that are not taken with the prior written consent of the Company Issuer).

(b)                                 Retained Liabilities.  Notwithstanding any provision in this Agreement to the contrary, the Contributor will continue to be responsible for all liabilities and obligations of the Contributor that are not assumed by the Company Issuer pursuant to Section 7.1(a) as Assumed Liabilities (the “Retained Liabilities”), including, by way of example, the following:

(i)                                     any of the Contributor’s payables (or any other liabilities owing by the Contributor) to Kealine or Primoris or any of their Affiliates regardless of the capacity in which such liability is owed;

(ii)                                  any Indebtedness of the Sellers including any guarantees made by a Seller in respect of indebtedness for borrowed money incurred by any other Seller;

(iii)                               any liabilities and obligations that are unrelated to any Business Asset or otherwise unrelated to the conduct of the Business;

(iv)                              all liabilities and obligations of the Contributor arising out of or relating to any Excluded Business Asset;

(v)                                 any liabilities and obligations of the Sellers or any of their Affiliates (which shall not include the Subsidiaries of the Contributor) arising from this Agreement, the Contribution Documents or the transactions contemplated hereby and thereby;

(vi)                              all legal, accounting, environmental, brokerage, consulting or other professional advisory fees and expenses accrued by the Sellers and their Affiliates (which shall not include the Subsidiaries of the Contributor), regardless of the nature of such fees or expenses, in connection with this Agreement or the transactions contemplated hereby;

(vii)                           any and all Taxes for which the Sellers are or may be liable, any Transfer Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement and any and all Contributor Taxes; and

(viii)                        any obligations of the Contributor under the Organizational Documents of the Contributor.

Section 7.2                                   Indemnification Obligations.  Subject to the limitations and conditions set forth in this Article VII:

(a)                                 Sellers shall severally and not jointly indemnify, defend and hold harmless the Company Issuer, the Highstar Entities, and their Affiliates and their respective successors and assigns (collectively with the Company Issuer,  the Highstar Entities and their Affiliates (and with respect to the Highstar Entities, their direct and indirect owners), the “Issuer Indemnitees”) from and against any and all claims, actions, causes of action, demands or suits by any Person, and all losses, liabilities, damages, obligations, payments, assessments, judgments, penalties, costs and expenses (including reasonable legal fees and expenses and including costs and expenses incurred in connection with investigations and settlement proceedings) (each, an “Indemnifiable Loss”), as incurred, asserted against or suffered by any Issuer Indemnitee relating to, resulting from or arising out of any breach by Sellers of: (i) any representation or warranty set forth in Article IV; (ii) any covenant or agreement of Sellers contained in this Agreement; and (iii) any and all Indemnifiable Losses attributable to, resulting from or arising out of the Retained Liabilities. For purposes of whether indemnification is payable under this Section 7.2(a), such representations and warranties shall be qualified by the references to materiality contained in such representations and warranties (i.e., such qualifications shall be considered in determining whether a breach has occurred), but with respect to the amount of indemnification payable and the limitations set forth in Section 7.3, such representations and warranties shall be without qualification to any references in such representations and warranties to materiality (i.e., once a breach has been determined, such references to materiality shall be disregarded in calculating the damages resulting from such breach and the amounts to be considered in determining whether the threshold amounts and dollar levels set forth in Section 7.3 have been exceeded).  Without limiting the generality of the foregoing, Sellers will be liable for their indemnification obligations, as set forth herein, regardless of whether any individual Seller made or did not make a particular representation or warranty in this Agreement. Each Seller is liable for any indemnification obligations relating to representations made with respect to, or covenants to be performed by, such Seller.  In addition, Kealine and Primoris are each liable for 50.0% of any indemnification obligations relating to representations made with respect to, or covenants to be performed by, Contributor, any of its Subsidiaries, Pittsburg LLC or the Business.

(b)                                 The Highstar Entities shall jointly and severally indemnify, defend and hold harmless Sellers and their Affiliates and respective successors and assigns (the “Contributor Indemnitees”) from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Contributor Indemnitee relating to, resulting from or arising out of any breach by the Company Issuer or the Highstar Entities of: (i) any representation or warranty set forth in Article V; or (ii) any covenant or agreement of the Company Issuer or the Highstar Entities contained in this Agreement; provided, however, that for purposes of whether indemnification is payable under this Section 7.2(b), such representations and warranties shall be qualified by the references to materiality contained in such representations and warranties (i.e., such qualifications shall be considered in determining whether a breach has occurred), but with respect to the amount of indemnification payable and the limitations set forth in Section 7.3, such representations and warranties shall be without qualification to any references in such representations and warranties to materiality (i.e., once a breach has been determined, such references to materiality shall be disregarded in calculating the damages resulting from such breach and the amounts to be considered in determining whether the threshold amounts and dollar levels set forth in Section 7.3 have been exceeded).

(c)                                  The Company Issuer shall indemnify, defend and hold harmless the Contributor Indemnitees from and against any and all Indemnifiable Losses, as incurred, asserted against or suffered by any Contributor Indemnitee relating to, resulting from or arising out of any of the Assumed Liabilities.

Section 7.3                                   Limitations of Liability.

(a)                                 Notwithstanding anything to the contrary in this Agreement or otherwise, and subject to the limitations in this Article VII, no Indemnitee shall be entitled to recover for any Indemnifiable Loss under Section 7.2(a)(i) unless and until (i) with respect to any single claim (or series of related claims arising out of the same or similar facts, events or circumstances), the amount of such Indemnifiable Losses related to such claim or related claims exceeds $17,250 (the “Per Claim Threshold”), and (ii) the amount of any Indemnifiable Loss with all other Indemnifiable Losses in the aggregate, exceeds $300,000 (the “Loss Basket”), whereupon all such Indemnifiable Losses in excess of the Loss Basket shall be recoverable (but excluding, for the sake of clarity, any single claim (or series of related claims arising out of the same or similar facts, events or circumstances) that does not meet the Per Claim Threshold); provided, however, that the Loss Basket shall not apply to breaches by the Sellers or by the Company Issuer and the Highstar Entities of the Fundamental Representations, the representations and warranties contained in Section 4.9 (Taxes) or any covenant.

(b)                                 In no event shall the maximum aggregate amount of Indemnifiable Losses that may be recovered by the Contributor Indemnitees or the Issuer Indemnitees under Section 7.2 exceed $3,750,000 (the “Liability Cap”); provided, however, that the Liability Cap set forth in this Section 7.3(b) shall not apply to breaches by the Sellers or by the Company Issuer and the Highstar Entities of the representations and warranties contained in Section 4.1(b) or Section 5.1(b) (Due Authority), Section 4.13 or Section 5.6 (Capitalization), Section 4.14 or Section 5.9  (Brokers or Finders) (collectively, the “Fundamental Representations”) and the representations and warranties contained in Section 4.9 (Taxes) or any covenant.

(c)                                  Any Person entitled to receive indemnification under this Agreement having a claim under these indemnification provisions shall make a good faith effort to recover any Indemnifiable Loss from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder.  The amount of any Indemnifiable Loss shall be reduced to the extent that the relevant Issuer Indemnitee or Contributor Indemnitee (each, an “Indemnitee”) actually receives any insurance proceeds with respect to an Indemnifiable Loss (less any costs, expenses or premiums incurred in connection therewith).  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, mitigation or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Party required to provide indemnification hereunder (the “Indemnifying Party”) with respect to such Indemnifiable Loss.

(d)                                 TO THE FULLEST EXTENT PERMITTED BY LAW, NO PARTY NOR ANY ISSUER INDEMNITEE OR ANY CONTRIBUTOR INDEMNITEE SHALL BE LIABLE TO ANY OTHER PARTY OR ANY OTHER ISSUER INDEMNITEE OR CONTRIBUTOR INDEMNITEE FOR ANY CLAIMS, DEMANDS OR SUITS FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES CONNECTED WITH OR RESULTING FROM ANY BREACH OF, OR OBLIGATION UNDER, THIS AGREEMENT, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH OR RELATED HERETO OR THERETO; PROVIDED, HOWEVER, THAT ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES RECOVERED BY A THIRD PARTY (INCLUDING A GOVERNMENTAL AUTHORITY BUT EXCLUDING ANY AFFILIATE OF ANY PARTY) AGAINST AN INDEMNITEE SHALL BE INCLUDED IN THE INDEMNIFIABLE LOSSES RECOVERABLE UNDER SUCH INDEMNITY.

(e)                                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, THE COMPANY ISSUER AND THE HIGHSTAR ENTITIES ACKNOWLEDGE AND AGREE THAT NONE OF THE SELLERS, THE CONTRIBUTOR ENTITIES AND THEIR RESPECTIVE AFFILIATES ARE MAKING ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN, ORAL, STATUTORY, EXPRESS, OR IMPLIED, CONCERNING THE CONTRIBUTOR ENTITIES, THE BUSINESS ASSETS OR THE OPERATION OF THE BUSINESS, INCLUDING ANY RELATING TO LIABILITIES, CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THEIR PROSPECTS (FINANCIAL OR OTHERWISE), RISKS OR OTHER INCIDENTS OF THE BUSINESS, OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THE COMPANY ISSUER AND THE HIGHSTAR ENTITIES ACKNOWLEDGE AND AGREE THAT SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE CONTRIBUTOR ENTITIES OR ANY PART THEREOF, AS TO THE WORKMANSHIP THEREOF, THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE

IV AND THE COMPANY ISSUER AND THE HIGHSTAR ENTITIES ACCEPT THE BUSINESS ASSETS IN THEIR AS-IS, WHERE-IS CONDITION, WITH ALL FAULTS.

(f)                                   If a claim for indemnification is not based upon a Third Party Claim, the Indemnifying Party shall pay such claim within 30 days after the later of (i) receipt of a notice of such claim and (ii) the date that the amount of such payment has been agreed in writing or finally determined in accordance with this Agreement.

Section 7.4                                   Third Party Claims Procedure.

(a)                                 If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 5 Business Days after the Indemnitee’s receipt of notice of such Third Party Claim; provided, however, that a failure to give timely notice will not affect the rights or obligations of any Indemnitee except if, and only to the extent that, as a result of such failure, the Indemnifying Party was actually prejudiced.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

(b)                                 If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its sole cost and expense with counsel selected by the Indemnifying Party by delivering written notice to the Indemnitee within 30 days of receiving notice of such Third Party Claim from Indemnitee.  If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnitee (i) will cooperate in all reasonable respects with the Indemnifying Party in connection with such defense and (ii) will not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and the Indemnifying Party will not compromise or settle such Third Party Claim without the Indemnitee’s written consent, which shall not be unreasonably withheld, conditioned or delayed, unless such compromise or settlement by its terms (A) obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, (B) releases the affected Indemnitees completely and unconditionally in connection with such Third Party Claim and (C) does not impose any injunctive or other equitable relief on the Indemnitee.  In the event the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in (but not control) such defense with its own counsel at its own expense.  The Indemnifying Party shall keep such Indemnitee reasonably apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action.  If the Indemnifying Party elects not to assume the defense of any such Third Party Claim or fails to respond to Indemnitee within the specified 30-day period, then (i) the Indemnitee may defend the same as it may deem appropriate with counsel of its own choice, including settling such claim or litigation in a reasonable manner after giving notice to the Indemnifying Party of the terms of the proposed settlement and (ii) if the underlying claim is an Indemnifiable Loss, the Indemnifying Party will reimburse the Indemnitee for the Indemnitee’s reasonable expenses in defending the claim.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnitee and, based on the advice of counsel reasonably satisfactory to the Indemnifying Party, it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnitee, the Indemnifying Party shall be responsible for paying the reasonable costs of separate counsel for the Indemnitee; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all the Indemnitees regardless of the number of Indemnitees.  Anything contained in this Agreement to the contrary notwithstanding, no Indemnifying Party shall be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnitee that, if successful, would materially and adversely affect the business of the Indemnitee.

Section 7.5                                   Survival.  Each representation and warranty contained herein shall survive the Closing Date for a period of 12 months after the Closing Date and shall thereafter terminate and be of no further force and effect; provided, however, that:

(a)                                 the representations and warranties contained in Section 4.9 (Taxes) shall survive for 90 days following the expiration of the applicable statute of limitations and shall thereafter terminate and be of no further force and effect;

(b)                                 the representations and warranties contained in Section 4.22 (Environmental Matters) shall survive the Closing Date for a period of 36 months after the Closing Date and shall thereafter terminate and be of no further force and effect;

(c)                                  the Fundamental Representations shall survive the Closing Date indefinitely; and

(d)                                 Indemnitees shall not be entitled to indemnification hereunder unless written notice of a claim for indemnity or written notice of specific facts as to which an Indemnifiable Loss is expected to be incurred shall have been given within the applicable survival period.  From and after the termination of each such representation and warranty, no Party or any officer, shareholder, director, trustee or Affiliate of any of them shall have any liability whatsoever with respect to any such representation and warranty; provided, however, that there will be no termination of any representation or warranty with respect to a bona fide claim asserted with respect thereto prior to the end of the applicable survival period.

Section 7.6                                   Exclusive Remedies.  After the Closing Date, except as otherwise provided in Section 8.6, the remedies specifically provided for by this Article VII shall be the sole and exclusive remedies of the Parties for (a) any breach or inaccuracy of the representations and warranties contained in this Agreement, Sellers’ Disclosure Schedule, Highstar’s Disclosure Schedule or in any certificate, agreement or document furnished or delivered pursuant hereto, (b) the failure to perform any covenants, agreements or obligations contained in this Agreement or in any agreement or document furnished or delivered pursuant hereto, or (c) any loss, relating to, resulting from or arising out of any transaction or matter relating in any manner whatsoever to (i) the operation of the Contributor Entities or the Business prior to Closing, (ii) this Agreement or (iii) any document furnished or delivered pursuant hereto.

Section 7.7                                   Limited Duty to MitigateSection 1.1  Each Indemnitee shall use reasonable efforts to mitigate its respective Indemnifiable Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Indemnifiable Losses.  For the avoidance of doubt, no Indemnitee will be required to incur any out-of-pocket costs (other than de minimis expenditures) in order to mitigate any Indemnifiable Loss.  In the event an Indemnitee fails to so mitigate an Indemnifiable Loss to the extent required by this Section 7.7, the Indemnifying Party shall have no liability for any portion of such Indemnifiable Loss that reasonably could have been avoided had the Indemnitee made such efforts.

Section 7.8                                   Tax Treatment.  The Parties to this Agreement agree that any payment made under Article VII shall be treated by such Parties as an adjustment to the amount of the Company Distribution  for all Tax purposes except as otherwise required by applicable Law following a final determination by the relevant Tax Authority.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1                                   Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.  Costs and expenses incurred by the Company Issuer shall be paid by Highstar Entities.

Section 8.2                                   Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when delivered by hand (with written confirmation of receipt), sent by electronic mail (with written confirmation of receipt, including any automatic confirmation that is received) or when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties):

(a)                                 if to the Company Issuer or the Highstar Entities to:

c/o Highstar Capital IV, L.P.
277 Park Avenue, Floor 45
New York, New York  10172
Attn: Scott Litman
Email: scott.litman@highstarcapital.com

Copies (which shall
not constitute notice) to:

Sidley Austin LLP
1000 Louisiana, Ste 6000

Houston, Texas 77002

Attn: J. Mark Metts

Email: mark.metts@sidley.com

(b)                                 if to Contributor to:

WesPac Energy LLC
2355 Main St., No. 210

Irvine, CA 92614
Attention:  Dave Smith
Email: dsmith@wespac.com

Copies (which shall
not constitute notice) to:

Snell & Wilmer L.L.P.

350 S. Grand Ave, Suite 2600

Los Angeles, CA 90071

Attn: Josh Schneiderman

E-mail: jschneiderman@swlaw.com

(c)                                  if to Primoris to:

John M. Perisich

Primoris Services Corporation

26000 Commercentre Drive

Lake Forest, CA  92630

Email: JPerisich@prim.com

Copies (which shall
not constitute notice) to:

George J. Wall

Rutan & Tucker, LLP

611 Anton Boulevard, 14th Floor

Costa Mesa, CA 92626

Email: gwall@rutan.com

(d)                                 if to Kealine to:

2355 Main St., No. 210

Irvine, CA 92614
Attention:  Dave Smith
Email: dsmith@wespac.com

or to such other address as any Party shall have designated by 15 days’ notice in writing to the other Parties.

Section 8.3                                   Counterparts and Effectiveness.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, it being understood that each of the Parties need not sign the same counterpart.  Any signature hereto delivered by a Party by facsimile or electronic transmission shall be deemed an original signature hereto.

Section 8.4                                   Future Actions.  Each of the Parties shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the Parties expressed herein.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party and, in the event a Party is a legal organization, the proper officers, managers, partners and directors of such Party and its respective Subsidiaries, if any, or, in the event a Party is a natural person, then the personal representatives, heirs and assigns of such Party, shall take all such necessary action as may be reasonably requested by any of the other Parties.

Section 8.5                                   Applicable Law; Jurisdiction.

(a)                                 THIS AGREEMENT IS GOVERNED BY AND WILL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

(b)                                 THE PARTIES AGREE THAT ANY SUIT, ACTION OR PROCEEDING OF ANY AND EVERY KIND (INCLUDING ANY SUIT, ACTION OR PROCEEDING BASED ON CONTRACT, TORT, STATUTE, REGULATION OR OTHERWISE) INVOLVING THIS AGREEMENT OR SEEKING TO ENFORCE ANY PROVISION OF THIS AGREEMENT (EACH, A “COVERED CLAIM”) WILL BE BROUGHT ONLY IN CHANCERY COURT OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE.  THE PARTIES MUTUALLY CONSENT TO THE JURISDICTION OF THE CHANCERY COURTS AND FEDERAL COURTS IN DELAWARE (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) AND AGREE THAT ANY COVERED CLAIM WILL BE BROUGHT ONLY IN A CHANCERY COURT OR IN FEDERAL COURT IN DELAWARE.  THE PARTIES AGREE THAT THEY WILL NOT RAISE, AND HEREBY IRREVOCABLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW AND AGREE NOT TO ASSERT, ANY DEFENSE OR OBJECTION BASED ON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, INCONVENIENCE OF THE FORUM OR THE LIKE AND ANY DEFENSE OR OBJECTION THAT SUCH COVERED CLAIM MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN ANY CASE FILED IN A CHANCERY COURT OR FEDERAL COURT IN DELAWARE.  THE PARTIES IRREVOCABLY AGREE TO ABIDE BY THE RULES OF PROCEDURE APPLIED BY THE CHANCERY COURTS OR FEDERAL COURTS IN DELAWARE AND WAIVE ANY OBJECTION TO ANY SUCH PROCEDURE ON THE GROUND THAT SUCH PROCEDURE WOULD NOT BE PERMITTED IN THE COURTS OF SOME OTHER JURISDICTION OR WOULD BE CONTRARY TO THE LAWS OF SOME OTHER JURISDICTION.  THE PARTIES FURTHER AGREE THAT ANY COVERED CLAIM HAS A SIGNIFICANT CONNECTION WITH THE STATE OF DELAWARE AND WILL NOT

CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY OTHER JURISDICTION.  EACH PARTY REPRESENTS THAT IT HAS AGREED TO THE JURISDICTION OF THE CHANCERY COURTS AND FEDERAL COURTS IN DELAWARE IN RESPECT OF COVERED CLAIMS AFTER BEING FULLY AND ADEQUATELY ADVISED BY LEGAL COUNSEL OF ITS OWN CHOICE CONCERNING THE PROCEDURES AND LAW APPLIED IN THE CHANCERY COURTS AND FEDERAL COURTS IN DELAWARE AND HAS NOT RELIED ON ANY REPRESENTATION BY ANY OTHER PARTY OR ITS AFFILIATES OR REPRESENTATIVES AS TO THE CONTENT, SCOPE OR EFFECT OF SUCH PROCEDURES AND LAW AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY JURISDICTION.  EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN Section 8.2 WILL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PERSON.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.6                                   Enforcement of Agreement.  The Parties agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.7                                   Invalidity.  If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement.  In the event any provision of this Agreement is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

Section 8.8                                   Entire Agreement and Construction.  The Contribution Documents together with any schedules, exhibits, annexes and other documents contemplated hereby and thereby, contain the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and all prior understandings and agreements shall merge herein and therein.  There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Parties’ understandings which have not been incorporated into the Contribution Documents and any schedules, exhibits, annexes and other agreements and documents contemplated hereby or thereby.

Section 8.9                                   Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the Parties only by an instrument signed in writing on behalf of each Party.

Section 8.10                            Extension; Waiver.  The Parties may by written instrument (a) extend the time for the performance of any of the obligations or other acts of the other Parties and (b) waive compliance or performance by any other Party with or of any of the covenants or agreements made to it by any other Party contained in this Agreement.  No extension of the time for performance of any obligation hereunder or waiver of any condition or breach of any representation, warranty, covenant or agreement or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall operate as an extension, waiver of, or estoppel with respect to, any subsequent or other breach or failure.  The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy except where expressly stated in this Agreement.

Section 8.11                            Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors, permitted assigns and other permitted transferees.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors, permitted assigns and other permitted transferees, any rights or remedies under or by reason of this Agreement.

Section 8.12                            Interpretation.  If any claim is made by any party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its counsel.

Section 8.13                            Press Releases.  No Party shall make, or cause any other Person to make, any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the Contributor and the Highstar Entities; provided, however, that the foregoing shall not restrict disclosures to the extent (a) necessary for a Party to perform this Agreement (including disclosure to Governmental Authorities or Third Parties holding rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights), (b) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; provided further that, in the case of clauses (a) and (b), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

Section 8.14                            Records.  Company Issuer shall use commercially reasonable efforts to maintain the Records received from Sellers for at least six years after the Closing Date and afford Sellers reasonable access to the Records and a right to copy the Records at Sellers’ expense as reasonably requested by Sellers.  If Company Issuer desires to destroy the Records, within such six-year period, it shall use commercially reasonable efforts to notify Sellers prior to such destruction and provide Sellers an opportunity to take possession of them at Sellers’ expense.  In addition, Company Issuer may, in its sole discretion, afford Sellers access to records and data produced after the Closing Date and reasonably requested by Sellers in connection with any Retained Liabilities or any claim for indemnity by Company Issuer under this Agreement (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and may permit Sellers to copy such records and data at Sellers’ expense.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CONTRIBUTOR:

WesPac Energy LLC, a Delaware limited liability company

By:	/s/David P. Smith
David P. Smith
President

PRIMORIS:

Primoris Services Corporation, a Delaware corporation

By:	John M. Perisich
John M. Perisich
Executive Vice President, General
Counsel and Secretary

KEALINE:

Kealine Holdings LLC, a Nevada limited liability company

By:	David P. Smith
David P. Smith
Managing Member

Signature Page to Contribution Agreement

COMPANY ISSUER:

WESPAC MIDSTREAM LLC,
a Delaware limited liability company

By:	/s/Michael J. Miller
Name: Michael J. Miller
Title: Authorized Person

HIGHSTAR ENTITIES:

HIGHSTAR WESPAC MAIN INTERCO LLC,
a Delaware limited liability company

By:	HIGHSTAR CAPITAL GP IV, L.P.
Its:	Manager

By:	HIGHSTAR CAPITAL GP IV, LLC
Its:	General Partner

By:	/s/Michael J. Miller
Michael J. Miller
Executive Vice President

HIGHSTAR WESPAC PRISM/IV-A INTERCO LLC,
a Delaware limited liability company

By:	HIGHSTAR CAPITAL GP IV, L.P.
Its:	Managing Member

By:	HIGHSTAR CAPITAL GP IV, LLC
Its:	General Partner

By:	/s/Michael J. Miller
Michael J. Miller
Executive Vice President

Signature Page to Contribution Agreement

Exhibit C